               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



               Date of Report: February 24, 1997



                THE BROOKLYN UNION GAS COMPANY
     (Exact name of registrant as specified in its charter)




        NEW YORK                  1-722           11-0584613
(State or other jurisdiction   (Commission    (I.R.S. Employer
of incorporation or             File Number)   Identification No.)
organization)







One MetroTech Center,Brooklyn, New York          11201-3850
(Address of principal executive offices)         (Zip Code)





Registrant's telephone number, including area code (718) 403-2000

Item 5.   Other Events.

          On December 30, 1996, The Brooklyn Union Gas Company ("Brooklyn Union") filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") pertaining to the Agreement and Plan of Exchange that Brooklyn Union entered into as of December 29, 1996 with Long Island Lighting Company ("LILCO") providing for binding share exchanges (the "Binding Share Exchanges"), pursuant to which each Brooklyn Union common share would be exchanged for one share of common stock of a new holding company and each share of LILCO common stock would be exchanged for
0.803 of a share of common stock of the new holding company.

          Brooklyn Union is filing this Current Report on Form 8-K to include in its filings (i) audited financial statements of LILCO as of December 31, 1996 and for the three years then ended, and
(ii) unaudited pro forma combined condensed financial information for Brooklyn Union and LILCO including historical interim information of LILCO, after giving effect to the Binding
Share Exchanges as a pooling of interests for accounting purposes, as attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, which Exhibits are hereby incorporated by reference herein.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

          The audited financial statements and the unaudited interim financial information of LILCO, and the unaudited pro forma combined condensed financial information, referred to above in Item 5 and incorporated herein by reference, are attached hereto as the following Exhibits:

Exhibit
Number

 99.1 Audited financial statements of LILCO as of December 31, 1996 and for the three years then ended, including the report of Independent Auditors.

 99.2 Unaudited pro forma combined condensed financial information for Brooklyn Union and LILCO including historical information of LILCO for the quarters ended
          December 31, 1996 and 1995.

 23.1     Consent of Independent Auditors.

                             SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 1997

                                   THE BROOKLYN UNION GAS COMPANY

                              By:  /s/ R.M. Desmond
                                   -----------------------------
                                   R.M. Desmond
                                   Vice President, Comptroller and
                                   Chief Accounting Officer

                                Exhibit Index
Exhibit
Number
-------

 99.1 Audited financial statements of LILCO as of December 31, 1996 and for the three years then ended, including the report of Independent Auditors, begin on page 4.

 23.1     Consent of Independent Auditors is on page 52.

 99.2 Unaudited pro forma combined condensed financial information for Brooklyn Union and LILCO including historical information of LILCO for the quarters ended
          December 31, 1996 and 1995, begins on page 53.

<PAGE)
                                                                   Exhibit 99.1
FINANCIAL STATEMENTS

BALANCE SHEET
---------------------------------------------------------------------------------
ASSETS                                                 (In thousands of dollars)
---------------------------------------------------------------------------------
at December 31                                            1996              1995
---------------------------------------------------------------------------------

UTILITY PLANT
Electric                                          $  3,882,297      $  3,786,540
Gas                                                  1,154,543         1,086,145
Common                                                 260,268           244,828
Construction work in progress                          112,184           100,521
Nuclear fuel in process and in reactor                  15,454            16,456
---------------------------------------------------------------------------------
                                                     5,424,746         5,234,490
Less - Accumulated depreciation
  and amortization                                   1,729,576         1,639,492
---------------------------------------------------------------------------------
Total Net Utility Plant                              3,695,170         3,594,998
---------------------------------------------------------------------------------

REGULATORY ASSETS
Base financial component
  (less accumulated amortization
  of $757,282 and $656,311)                          3,281,548         3,382,519
Rate moderation component                              402,213           383,086
Shoreham post-settlement costs                         991,795           968,999
Shoreham nuclear fuel                                   69,113            71,244
Unamortized cost of issuing securities                 194,151           222,567
Postretirement benefits other than pensions            360,842           383,642
Regulatory tax asset                                 1,772,778         1,802,383
Other                                                  199,879           229,809
---------------------------------------------------------------------------------
Total Regulatory Assets                              7,272,319         7,444,249
---------------------------------------------------------------------------------

NONUTILITY PROPERTY AND OTHER INVESTMENTS               18,597            16,030
---------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                              279,993           351,453
Special deposits                                        38,266            63,412
Customer accounts receivable
  (less allowance for doubtful
  accounts of $25,000 and $24,676)                     255,801           282,218
LRPP receivable                                            -              74,281
Other accounts receivable                               65,764           107,387
Accrued unbilled revenues                              169,712           184,440
Materials and supplies at average cost                  55,789            63,595
Fuel oil at average cost                                53,941            32,090
Gas in storage at average cost                          73,562            53,076
Deferred tax asset                                     145,205           191,000
Prepayments and other current assets                     8,569             8,986
---------------------------------------------------------------------------------
Total Current Assets                                 1,146,602         1,411,938
---------------------------------------------------------------------------------

DEFERRED CHARGES                                        76,991            60,382
---------------------------------------------------------------------------------

TOTAL ASSETS                                     $ 12,209,679      $ 12,527,597
================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.


CAPITALIZATION AND LIABILITIES                         (In thousands of dollars)
---------------------------------------------------------------------------------
at December 31                                            1996              1995
---------------------------------------------------------------------------------

CAPITALIZATION
Long-term debt                                    $  4,471,675      $  4,722,675
Unamortized discount on debt                           (14,903)          (16,075)
---------------------------------------------------------------------------------
                                                     4,456,772         4,706,600
---------------------------------------------------------------------------------

Preferred stock - redemption required                  638,500           639,550
Preferred stock - no redemption required                63,664            63,934
---------------------------------------------------------------------------------
Total Preferred Stock                                  702,164           703,484
---------------------------------------------------------------------------------

Common stock                                           603,921           598,277
Premium on capital stock                             1,127,971         1,114,508
Capital stock expense                                  (49,330)          (50,751)
Retained earnings                                      840,867           790,919
Treasury stock, at cost                                    (60)                -
---------------------------------------------------------------------------------
Total Common Shareowners' Equity                     2,523,369         2,452,953
---------------------------------------------------------------------------------

Total Capitalization                                 7,682,305         7,863,037
---------------------------------------------------------------------------------

REGULATORY LIABILITIES
Regulatory liability component                         198,398           277,757
1989 Settlement credits                                127,442           136,655
Regulatory tax liability                               102,887           116,060
Other                                                  146,852           132,891
---------------------------------------------------------------------------------
Total Regulatory Liabilities                           575,579           663,363
---------------------------------------------------------------------------------

CURRENT LIABILITIES
Current maturities of long-term debt                   251,000           415,000
Current redemption requirements of preferred stock       1,050             4,800
Accounts payable and accrued expenses                  289,141           260,879
LRPP payable                                            40,499            17,240
Accrued taxes (including federal income
  tax of $25,884 and $28,736)                           63,640            60,498
Accrued interest                                       160,615           158,325
Dividends payable                                       58,378            57,899
Class Settlement                                        55,833            45,833
Customer deposits                                       29,471            29,547
---------------------------------------------------------------------------------
Total Current Liabilities                              949,627         1,050,021
---------------------------------------------------------------------------------

DEFERRED CREDITS
Deferred federal income tax                          2,442,606         2,337,732
Class Settlement                                        98,497           129,809
Other                                                   32,105            34,499
---------------------------------------------------------------------------------
Total Deferred Credits                               2,573,208         2,502,040
---------------------------------------------------------------------------------

OPERATING RESERVES
Pensions and other postretirement benefits             381,996           396,490
Claims and damages                                      46,964            52,646
---------------------------------------------------------------------------------
Total Operating Reserves                               428,960           449,136
---------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                                -                 -
---------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES              $ 12,209,679      $ 12,527,597
=================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.


STATEMENT OF INCOME                               (In thousands of dollars except per share amounts)
----------------------------------------------------------------------------------------------------
For year ended December 31                                      1996           1995            1994
----------------------------------------------------------------------------------------------------

REVENUES
Electric                                                 $ 2,466,435    $ 2,484,014     $ 2,481,637
Gas                                                          684,260        591,114         585,670
----------------------------------------------------------------------------------------------------
Total Revenues                                             3,150,695      3,075,128       3,067,307
----------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Operations - fuel and purchased power                        963,251        834,979         847,986
Operations - other                                           381,076        383,238         406,014
Maintenance                                                  118,135        128,155         134,640
Depreciation and amortization                                153,925        145,357         130,664
Base financial component amortization                        100,971        100,971         100,971
Rate moderation component amortization                       (24,232)        21,933         197,656
Regulatory liability component amortization                  (79,359)       (79,359)        (79,359)
1989 Settlement credits amortization                          (9,214)        (9,214)         (9,214)
Other regulatory amortization                                127,288        161,605           4,328
Operating taxes                                              472,076        447,507         406,895
Federal income tax - current                                  42,197         14,596          10,784
Federal income tax - deferred and other                      168,000        193,742         170,997
----------------------------------------------------------------------------------------------------
Total Operating Expenses                                   2,414,114      2,343,510       2,322,362
----------------------------------------------------------------------------------------------------
Operating Income                                             736,581        731,618         744,945
----------------------------------------------------------------------------------------------------

OTHER INCOME AND (DEDUCTIONS)
Rate moderation component carrying charges                    25,259         25,274          32,321
Other income and deductions, net                              19,197         34,400          35,343
Class Settlement                                             (20,772)       (21,669)        (22,730)
Allowance for other funds used during construction             2,888          2,898           2,716
Federal income tax - deferred and other                          940          2,800           5,069
----------------------------------------------------------------------------------------------------
Total Other Income and (Deductions)                           27,512         43,703          52,719
----------------------------------------------------------------------------------------------------
Income Before Interest Charges                               764,093        775,321         797,664
----------------------------------------------------------------------------------------------------

INTEREST CHARGES
Interest on long-term debt                                   384,198        412,512         437,751
Other interest                                                67,130         63,461          62,345
Allowance for borrowed funds used during construction         (3,699)        (3,938)         (4,284)
----------------------------------------------------------------------------------------------------
Total Interest Charges                                       447,629        472,035         495,812
----------------------------------------------------------------------------------------------------

NET INCOME                                                   316,464        303,286         301,852
Preferred stock dividend requirements                         52,216         52,620          53,020
----------------------------------------------------------------------------------------------------

EARNINGS FOR COMMON STOCK                                $   264,248    $   250,666     $   248,832
====================================================================================================

AVERAGE COMMON SHARES OUTSTANDING (000)                      120,361        119,195         115,880
----------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE                                $      2.20    $      2.10     $      2.15
====================================================================================================

DIVIDENDS DECLARED PER COMMON SHARE                      $      1.78    $      1.78     $      1.78
----------------------------------------------------------------------------------------------------

SEE NOTES TO FINANCIAL STATEMENTS.


STATEMENT OF CASH FLOWS                                                 (In thousands of dollars)
-------------------------------------------------------------------------------------------------
For year ended December 31                                      1996          1995          1994
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                              $    316,464   $   303,286   $   301,852
   cash provided by operating activities
  Depreciation and amortization                              153,925       145,357       130,664
  Base financial component amortization                      100,971       100,971       100,971
  Rate moderation component amortization                     (24,232)       21,933       197,656
  Regulatory liability component amortization                (79,359)      (79,359)      (79,359)
  1989 Settlement credits amortization                        (9,214)       (9,214)       (9,214)
  Other regulatory amortization                              127,288       161,605         4,328
  Rate moderation component carrying charges                 (25,259)      (25,274)      (32,321)
  Amortization of cost of issuing and redeeming securities    34,611        39,589        46,237
  Class Settlement                                            20,772        21,669        22,730
  Provision for doubtful accounts                             23,119        17,751        19,542
  Federal income tax - deferred and other                    167,060       190,942       165,928
  Other                                                       66,624        61,576        46,531
Changes in operating assets and liabilities
  Accounts receivable                                         69,215       (67,213)      (17,353)
  Class Settlement                                           (42,084)      (33,464)      (30,235)
  Accrued unbilled revenues                                   14,728       (20,061)        5,663
  Accounts payable and accrued expenses                       28,258        19,100       (44,598)
  Other                                                      (50,574)      (77,194)        6,727
-------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                    892,313       772,000       835,749
-------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES

Construction and nuclear fuel expenditures                  (239,896)     (243,586)     (276,954)
Shoreham post-settlement costs                               (51,722)      (70,589)     (167,367)
Other investing activities                                    (4,806)        8,019        (1,349)
-------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                       (296,424)     (306,156)     (445,670)
-------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Proceeds from issuance of securities                          18,837        68,726       449,434
Redemption of securities                                    (419,800)     (104,800)     (639,858)
Common stock dividends paid                                 (213,753)     (211,630)     (205,086)
Preferred stock dividends paid                               (52,264)      (52,667)      (52,927)
Other financing activities                                      (369)          529        (4,723)
-------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                       (667,349)     (299,842)     (453,160)
-------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS   $     (71,460)  $   166,002   $   (63,081)
=================================================================================================
Cash and cash equivalents at January 1                 $     351,453   $   185,451   $   248,532
Net (decrease) increase in cash and cash equivalents         (71,460)      166,002       (63,081)
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31               $     279,993   $   351,453   $   185,451
=================================================================================================


Interest paid, before reduction for the allowance
   for borrowed funds used during construction          $     404,663   $   427,988   $   446,340
Federal income tax - paid                              $      45,050   $    14,200   $    10,780
-------------------------------------------------------------------------------------------------

SEE NOTES TO FINANCIAL STATEMENTS.


STATEMENT OF RETAINED EARNINGS                               (In thousands of dollars)
---------------------------------------------------------------------------------------
                                                          1996        1995        1994
---------------------------------------------------------------------------------------

Balance at January 1                               $   790,919   $ 752,480   $ 711,432
Net income for the year                                316,464     303,286     301,852
---------------------------------------------------------------------------------------
                                                     1,107,383    1,055,766   1,013,284
Deductions
Cash dividends declared on common stock                214,255     212,181     207,794
Cash dividends declared on preferred stock              52,240      52,647      53,046
Other                                                       21          19         (36)
---------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31                             $   840,867   $ 790,919   $ 752,480
=======================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.


STATEMENT OF CAPITALIZATION                                           Shares Issued                (In thousands of dollars)
-------------------------------------------------------------------------------------------------------------------------------
At December 31                                                   1996              1995              1996             1995
------------------------------------------------------------------------------------------------------------------------------

COMMON SHAREOWNERS' EQUITY
Common stock, $5.00 par value                                120,784,277       119,655,441        $  603,921    $     598,277
Premium on capital stock                                                                           1,127,971        1,114,508
Capital stock expense                                                                                (49,330)         (50,751)
Retained earnings                                                                                    840,867          790,919
Treasury stock, at cost                                            3,485                 -               (60)               -
------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREOWNERS' EQUITY                                                                   2,523,369        2,452,953
------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK - REDEMPTION REQUIRED
Par value $100 per share
      7.40% Series L                                             161,000           171,500            16,100           17,150
      8.50% Series R                                                   -            37,500                 -            3,750
      7.66% Series CC                                            570,000           570,000            57,000           57,000
Less - Sinking fund requirement                                                                        1,050            4,800
------------------------------------------------------------------------------------------------------------------------------
                                                                                                      72,050           73,100
------------------------------------------------------------------------------------------------------------------------------
Par value $25 per share
      7.95% Series AA                                         14,520,000        14,520,000           363,000          363,000
      $1.67 Series GG                                            880,000           880,000            22,000           22,000
      $1.95 Series NN                                          1,554,000         1,554,000            38,850           38,850
      7.05% Series QQ                                          3,464,000         3,464,000            86,600           86,600
      6.875% Series UU                                         2,240,000         2,240,000            56,000           56,000
------------------------------------------------------------------------------------------------------------------------------
                                                                                                     566,450          566,450
------------------------------------------------------------------------------------------------------------------------------
Total Preferred Stock - Redemption Required                                                          638,500          639,550
------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK - NO REDEMPTION REQUIRED
Par value $100 per share
      5.00% Series B                                             100,000           100,000            10,000           10,000
      4.25% Series D                                              70,000            70,000             7,000            7,000
      4.35% Series E                                             200,000           200,000            20,000           20,000
      4.35% Series F                                              50,000            50,000             5,000            5,000
      5 1/8% Series H                                            200,000           200,000            20,000           20,000
      5 3/4% Series I -  Convertible                              16,637            19,336             1,664            1,934
------------------------------------------------------------------------------------------------------------------------------
Total Preferred Stock - No Redemption Required                                                        63,664           63,934
------------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK                                                                             $  702,164    $     703,484
------------------------------------------------------------------------------------------------------------------------------

                                                                                                  (In thousands of dollars)
------------------------------------------------------------------------------------------------------------------------------
At December 31                                  Maturity          Interest Rate      Series              1996             1995
------------------------------------------------------------------------------------------------------------------------------

GENERAL AND REFUNDING BONDS
                                               May 1, 1996             8 3/4%                              -          415,000
                                         February 15, 1997             8 3/4%                        250,000          250,000
                                            April 15, 1998             7 5/8%                        100,000          100,000
                                              May 15, 1999             7.85%                          56,000           56,000
                                            April 15, 2004             8 5/8%                        185,000          185,000
                                              May 15, 2006             8.50%                          75,000           75,000
                                             July 15, 2008             7.90%                          80,000           80,000
                                               May 1, 2021             9 3/4%                        415,000          415,000
                                              July 1, 2024             9 5/8%                        375,000          375,000
------------------------------------------------------------------------------------------------------------------------------
Total General and Refunding Bonds                                                                  1,536,000        1,951,000
------------------------------------------------------------------------------------------------------------------------------
DEBENTURES
                                             July 15, 1999             7.30%                         397,000          397,000
                                          January 15, 2000             7.30%                          36,000           36,000
                                             July 15, 2001             6.25%                         145,000          145,000
                                            March 15, 2003             7.05%                         150,000          150,000
                                             March 1, 2004             7.00%                          59,000           59,000
                                              June 1, 2005             7.125%                        200,000          200,000
                                             March 1, 2007             7.50%                         142,000          142,000
                                             July 15, 2019             8.90%                         420,000          420,000
                                          November 1, 2022             9.00%                         451,000          451,000
                                            March 15, 2023             8.20%                         270,000          270,000
------------------------------------------------------------------------------------------------------------------------------
Total Debentures                                                                                   2,270,000        2,270,000
------------------------------------------------------------------------------------------------------------------------------
AUTHORITY FINANCING NOTES
Industrial Development Revenue Bonds
                                          December 1, 2006             7.50%           1976 A,B        2,000            2,000
Pollution Control Revenue Bonds
                                          December 1, 2006             7.50%           1976 A         28,375           28,375
                                          December 1, 2009             7.80%           1979 B         19,100           19,100
                                           October 1, 2012             8 1/4%          1982           17,200           17,200
                                             March 1, 2016             3.25%           1985 A,B      150,000          150,000
Electric Facilities Revenue Bonds
                                         September 1, 2019             7.15%           1989 A,B      100,000          100,000
                                              June 1, 2020             7.15%           1990 A        100,000          100,000
                                          December 1, 2020             7.15%           1991 A        100,000          100,000
                                          February 1, 2022             7.15%           1992 A,B      100,000          100,000
                                            August 1, 2022             6.90%           1992 C,D      100,000          100,000
                                          November 1, 2023             4.05%           1993 A         50,000           50,000
                                          November 1, 2023             4.00%           1993 B         50,000           50,000
                                           October 1, 2024             4.00%           1994 A         50,000           50,000
                                            August 1, 2025             4.00%           1995 A         50,000           50,000
------------------------------------------------------------------------------------------------------------------------------
Total Authority Financing Notes                                                                      916,675          916,675
------------------------------------------------------------------------------------------------------------------------------
Unamortized Discount on Debt                                                                         (14,903)         (16,075)
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              4,707,772        5,121,600
Less Current Maturities                                                                              251,000          415,000
------------------------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                                               4,456,772        4,706,600
------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                             $ 7,682,305      $ 7,863,037
==============================================================================================================================

SEE NOTES TO FINANCIAL STATEMENTS.

Note 1. Summary of Significant Accounting Policies

Nature of Operations

Long Island Lighting Company (Company) was incorporated in 1910 under the Transportation Corporations Law of the State of New York and supplies electric and gas service in Nassau and Suffolk Counties and to the Rockaway Peninsula in Queens County, all on Long Island, New York. The Company's service territory covers an area of approximately 1,230 square miles. The population of the service area, according to the Company's 1996 estimate, is about
2.7 million persons, including approximately 98,000 persons who reside in Queens County within the City of New York.

The Company serves approximately 1.03 million electric customers of which approximately 921,000 are residential. The Company receives approximately 49% of its electric revenues from residential customers, 48% from commercial/industrial customers and the balance from sales to other utilities and public authorities. The Company also serves approximately 460,000 gas customers, 412,000 of which are residential, accounting for 61% of the gas revenues, with the balance of the gas revenues made up by the commercial/industrial customers and off-system sales.

The Company's geographic location and the limited electrical interconnections to Long Island serve to limit the accessibility of the transmission grid to potential competitors from off the system. In addition, the Company does not expect any new major independent power producers (IPPs) or cogenerators to be built on Long Island in the foreseeable future. One of the reasons supporting this conclusion is based on the Company's belief that the composition and distribution of the Company's remaining commercial and industrial customers would make it difficult for large electric projects to operate economically. Furthermore, under federal law, the Company is required to buy energy from qualified producers at the Company's avoided cost. Current long-range avoided cost estimates for the Company have significantly reduced the economic advantage to entrepreneurs seeking to compete with the Company and with existing IPPs. For a further discussion of the competitive issues facing the Company, see Note 11.

Regulation

The Company's accounting records are maintained in accordance with the Uniform Systems of Accounts prescribed by the Public Service Commission of the State of New York (PSC) and the Federal Energy Regulatory Commission (FERC). Its financial statements reflect the ratemaking policies and actions of these commissions in conformity with generally accepted accounting principles for rate-regulated enterprises.

Accounting for the Effects of Rate Regulation

General

The Company is subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation". This statement recognizes the economic ability of regulators, through the ratemaking process, to create future economic benefits and obligations affecting rate-regulated companies. Accordingly, the Company records these future economic benefits and obligations as regulatory assets and regulatory liabilities.

Regulatory assets represent probable future revenues associated with previously incurred costs that are expected to be recovered from customers. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be refunded to customers through the ratemaking process.
Regulatory assets net of regulatory liabilities amounted to approximately $6.7 billion and $6.8 billion at December 31, 1996 and 1995, respectively.

In order for a rate-regulated entity to continue to apply the provisions of SFAS No. 71, it must continue to meet the following three criteria: (i) the enterprise's rates for regulated services provided to its customers must be established by an independent third-party regulator; (ii) the regulated rates must be designed to recover the specific enterprise's costs of providing the regulated services; and (iii) in view of the demand for the regulated services and the level of competition, it is reasonable to assume that rates set at levels that will recover the enterprise's costs can be charged to and collected from customers.

Based upon the Company's evaluation of the three criteria discussed above in relation to its operations, the effect of competition on its ability to recover its costs, including its allowed return on common equity and the regulatory environment in which the Company operates, the Company believes that SFAS No. 71 continues to apply to the Company's electric and gas operations. The Company formed its conclusion based upon several factors including: (i) the Company's continuing ability to earn its allowed return on common equity for both its electric and gas operations; and (ii) the PSC's continued commitment to the Company's full recovery of the Shoreham Nuclear Power Station (Shoreham) related assets and all other prudently incurred costs.

Notwithstanding the above, rate regulation is undergoing significant change as regulators and customers seek lower prices for electric and gas service. As discussed more fully in Note 11, the PSC has made a decision in the Competitive Opportunities Proceedings to transition the electric industry to a wholesale power market in early 1997 followed by the introduction of retail access for all customers by early 1998. In the event that regulation significantly changes the opportunity for the Company to recover its costs in the future, all or a portion of the Company's operations may no longer meet the criteria discussed above. In that event, a significant write-down of all or a portion of the Company's existing regulatory assets and liabilities could result. For additional information respecting the Company's Shoreham-related assets, see below and Notes 2, 3 and 11.

In 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which amends SFAS No. 71. Under SFAS No. 121, costs which were capitalized in accordance with regulatory practices, because it was probable that future recovery would be allowed by the regulator, must be charged against current period earnings if it appears that the criterion for capitalization no longer applies. The carrying amount of such assets would be reduced by amounts for which recovery is unlikely. SFAS No. 121 also provides for the restoration of previously disallowed costs that are subsequently allowed by a regulator. With respect to assets recognized under SFAS No. 71 and all other long-lived assets, the adoption of SFAS No. 121 did not have an effect on the Company's financial position, cash flows or results of operations.

Discussed below are the Company's significant regulatory assets and regulatory liabilities.

Base Financial Component and Rate Moderation Component

Pursuant to the 1989 Settlement, the Company recorded a regulatory asset known as the Financial Resource Asset (FRA). The FRA is designed to provide the Company with sufficient cash flows to assure its financial recovery. The FRA has two components, the Base Financial Component (BFC) and the Rate Moderation Component
(RMC).

The BFC represents the present value of the future net-after-tax cash flows which the Rate Moderation Agreement (RMA), one of the constituent documents of the 1989 Settlement, provided the Company for its financial recovery. The BFC was granted rate base treatment under the terms of the RMA and is included in the Company's revenue requirements through an amortization included in rates over a forty-year period on a straight-line basis which began July 1, 1989.

The RMC reflects the difference between the Company's revenue requirements under conventional ratemaking and the revenues resulting from the implementation of the rate moderation plan provided for in the RMA. The RMC is currently adjusted, on a monthly basis, for the Company's share of certain Nine Mile Point Nuclear Power Station, Unit 2 (NMP2) operations and maintenance expenses, fuel credits resulting from the Company's electric fuel cost adjustment clause and gross receipts tax adjustments related to the FRA. For a further discussion of the 1989 Settlement and FRA, see Notes 2 and 3.

Shoreham Post-Settlement Costs

Consists of Shoreham decommissioning costs, fuel disposal costs, payments-in-lieu-of-taxes, carrying charges and other costs. These costs are being capitalized and amortized and recovered through rates over a forty-year period on a straight-line remaining life basis which began July 1, 1989. For a further discussion of Shoreham post-settlement costs, see Note 2.

Shoreham Nuclear Fuel

Principally reflects the unamortized portion of Shoreham nuclear fuel which was reclassified from Nuclear Fuel in Process and in Reactor at the time of the 1989 Settlement. This amount is being amortized and recovered through rates over a forty-year period on a straight-line remaining life basis which began July 1, 1989.

Unamortized Cost of Issuing Securities

Represents the unamortized premiums or discounts and expenses related to the issues of long-term debt that have been retired prior to maturity and the costs associated with the early redemption of those issues. In addition, this balance includes the unamortized capital stock expense and redemption costs related to certain series of preferred stock that have been refinanced. These costs are amortized and recovered through rates over the shorter of the life of the redeemed issue or the new issue as provided by the PSC.

Postretirement Benefits Other Than Pensions

The Company defers as a regulatory asset the difference between postretirement benefit expense recorded in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and postretirement benefit expense reflected in current rates. Pursuant to a PSC order, the ongoing annual SFAS No. 106 benefit expense must be phased into and fully reflected in rates by November 30, 1997, with the accumulated deferred asset being recovered in rates over the next fifteen-year period. For a further discussion of SFAS No. 106, see Note 8.

Regulatory Tax Asset and Regulatory Tax Liability

The Company has recorded a regulatory tax asset for amounts that it will collect in future rates for the portion of its deferred tax liability that has not yet been recognized for ratemaking purposes. The regulatory tax asset is comprised principally of the tax effect of the difference in the cost basis of the BFC for financial and tax reporting purposes, depreciation differences not normalized and the allowance for equity funds used during construction.

The regulatory tax liability is primarily attributable to deferred taxes previously recognized at rates higher than current enacted tax law, unamortized investment tax credits and tax credit carryforwards.

Regulatory Liability Component

Pursuant to the 1989 Settlement, certain tax benefits attributable to the Shoreham abandonment are to be shared between electric ratepayers and shareowners. A regulatory liability of approximately $794 million was recorded in June 1989 to preserve an amount equivalent to the customer tax benefits attributable to the Shoreham abandonment. This amount is being amortized over a ten-year period on a straight-line basis which began
July 1, 1989.

1989 Settlement Credits

Represents the unamortized portion of an adjustment of the book write-off to the negotiated 1989 Settlement amount. A portion of this amount is being amortized over a ten-year period which began on July 1, 1989. The remaining portion is not currently being recognized for ratemaking purposes.

Utility Plant

Additions to and replacements of utility plant are capitalized at original cost, which includes material, labor, indirect costs associated with an addition or replacement and an allowance for the cost of funds used during construction. The cost of renewals and betterments relating to units of property is added to utility plant. The cost of property replaced, retired or otherwise disposed of is deducted from utility plant and, generally, together with dismantling costs less any salvage, is charged to accumulated depreciation. The cost of repairs and minor renewals is charged to maintenance expense. Mass properties (such as poles, wire and meters) are accounted for on an average unit cost basis by year of installation.

Allowance for Funds Used During Construction

The Uniform Systems of Accounts defines the Allowance For Funds Used During Construction (AFC) as the net cost of borrowed funds used for construction purposes and a reasonable rate of return upon the utility's equity when so used. AFC is not an item of current cash income. AFC is computed monthly using a rate permitted by the FERC on a portion of construction work in progress. The average annual AFC rate, without giving effect to compounding, was 9.02% 9.36% and 9.18% for the years 1996, 1995 and 1994, respectively.

Depreciation

The provisions for depreciation result from the application of straight-line rates to the original cost, by groups, of depreciable properties in service. The rates are determined by age-life studies performed annually on depreciable properties. Depreciation for electric properties was equivalent to approximately 3.0% of respective average depreciable plant costs for each of the years 1996, 1995 and 1994. Depreciation for gas properties was equivalent to approximately 2.0% of respective average depreciable plant costs for each of the years 1996, 1995 and 1994.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short maturity of these investments.

LRPP Receivable/Payable

Represents the current portion of amounts recoverable from or due to ratepayers that result from the revenue and expense reconciliations, performance-based incentives and associated carrying charges as established under the LILCO Ratemaking and Performance Plan (LRPP). For further discussion of the LRPP, see
Note 3.

Fair Values of Financial Instruments

The fair values for the Company's long-term debt and redeemable preferred stock are based on quoted market prices, where available. The fair values for all other long-term debt and redeemable preferred stock are estimated using discounted cash flow analyses which is based upon the Company's current incremental borrowing rate for similar types of securities.

Revenues

Revenues are based on cycle billings rendered to certain customers monthly and others bi-monthly. The Company also accrues electric and gas revenues for services rendered to customers but not billed at month-end.

The Company's electric rate structure, as discussed in Note 3, provides for a revenue reconciliation mechanism which eliminates the impact on earnings of experiencing electric sales that are above or below the levels reflected in rates.

The Company's gas rate structure provides for a weather normalization clause which reduces the impact on revenues of experiencing weather which is warmer or colder than normal.

Fuel Cost Adjustments

The Company's electric and gas tariffs include fuel cost adjustment
(FCA) clauses which provide for the disposition of the difference between actual fuel costs and the fuel costs allowed in the Company's base tariff rates (base fuel costs). The Company defers these differences to future periods in which they will be billed or credited to customers, except for base electric fuel costs in excess of actual electric fuel costs, which are currently credited to the RMC as incurred.

Federal Income Tax

The Company provides deferred federal income tax with respect to certain items of income and expense that are reported in different years for federal income tax purposes and financial statement purposes and with respect to items with different bases for financial and tax reporting purposes, as discussed in Note 9.

The Company defers the benefit of 60% of pre-1982 gas and pre-1983 electric and 100% of all other investment tax credits, with respect to regulated properties, when realized on its tax returns.
Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties.

For ratemaking purposes, the Company provides deferred federal income tax with respect to certain differences between income before income tax for financial reporting purposes and taxable income for federal income tax purposes. Also, certain accumulated deferred federal income tax is deducted from rate base and amortized or otherwise applied as a reduction in federal income tax expense in future years.

Reserves for Claims and Damages

Losses arising from claims against the Company, including workers' compensation claims, property damage, extraordinary storm costs and general liability claims, are partially self-insured. Reserves for these claims and damages are based on, among other things, experience, risk of loss and the ratemaking practices of the PSC. Extraordinary storm losses incurred by the Company are partially insured by various commercial insurance carriers. These insurance carriers provide partial insurance coverage for individual storm losses to the Company's transmission and distribution system between $15 million and $25 million. Storm losses which are outside of this range are self-insured by the Company.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified in the financial statements to conform with the current year presentation.

Note 2. The 1989 Settlement

In February 1989, the Company and the State of New York entered into the 1989 Settlement resolving certain issues relating to the Company and providing, among other matters, for the financial recovery of the Company and for the transfer of Shoreham to the Long Island Power Authority (LIPA), an agency of the State of New York, for its subsequent decommissioning.

Upon the effectiveness of the 1989 Settlement, in June 1989, the Company recorded the FRA on its Balance Sheet and the retirement of its investment of approximately $4.2 billion, principally in Shoreham. The FRA has two components, the BFC and the RMC. For a further discussion of the FRA, see Note 1.

In February 1992, the Company transferred ownership of Shoreham to LIPA. Pursuant to the 1989 Settlement, the Company was required to reimburse LIPA for all of its costs associated with the decommissioning of Shoreham. Effective May 1, 1995, the Nuclear Regulatory Commission (NRC) terminated LIPA's possession-only license for Shoreham. The termination signified the NRC's approval that decommissioning was complete and that the site is suitable for unrestricted use. At December 31, 1996, Shoreham post-settlement costs totaled approximately $1.103 billion, consisting of $536 million of property taxes and payments-in-lieu-of-taxes, and $567 million of decommissioning costs, fuel disposal costs and all other costs incurred at Shoreham after June 30, 1989.

The PSC has determined that all costs associated with Shoreham which are prudently incurred by the Company subsequent to the effectiveness of the 1989 Settlement are decommissioning costs. The RMA provides for the recovery of such costs through electric rates over the balance of a forty-year period ending 2029.

Note 3. Rate Matters

Electric

In 1995, the Company submitted a compliance filing requesting that the PSC extend the provisions of its 1995 electric rate order, discussed below, through November 30, 1996. This filing was updated by the Company in August 1996 and approved by the PSC in

January 1997.

During 1996, the PSC instituted numerous initiatives intended to lower electric rates on Long Island. The Company shares the PSC's concern regarding electric rate levels and is prepared to assist the PSC in pursuing any reasonable opportunity to reduce electric rates. The initiatives instituted were as follows:

     An Order to Show Cause, issued in February 1996, to examine various opportunities to reduce the Company's electric rates;

     An Order, issued in April 1996, expanding the scope of the Order to Show Cause proceeding in an effort to provide "immediate and substantial rate relief." This order directed the Company to file financial and other information sufficient to provide a legal basis for setting new rates for both the single rate year (1997) and the three-year period 1997 through 1999; and

     An Order, issued in July 1996, to institute an expedited temporary rate phase in the Order to Show Cause proceeding to be conducted in parallel with the ongoing phase concerning permanent rates.

The Order issued in July requested that interested parties file testimony and exhibits sufficient to provide a basis for the PSC to decide whether the Company's electric rates should be made temporary and, if so, the proper level of such temporary rates.
The Staff of the PSC (Staff), in response to this Order, recommended that the Company's rates be reduced on a temporary basis by 4.2% effective October 1, 1996, until the permanent rate case is decided. In its filing, the Company sought to demonstrate that current electric rate levels were appropriate and that there was no justification for reducing them. Although evidentiary hearings on the Company's, Staff's and other interested parties' submissions were subsequently held on an expedited basis to enable the PSC to render a decision on the Company's rates, as of the date of this report, the PSC has yet to take any action.

In September 1996, the Company completed the filing of a multi-year rate plan (Plan) in compliance with the April 1996 Order. Major elements of the Plan include: (i) a base rate freeze for the three-year period December 1, 1996 through November 30, 1999; (ii) an allowed return on common equity of 11.0% through the term of the Plan with the Company fully retaining all earnings up to 12.66%, and sharing with the customer any earnings above 12.66%; (iii) the continuation of existing LRPP revenue and expense reconciliation mechanisms and performance incentive programs; (iv) crediting all net proceeds from the Shoreham property tax litigation to the RMC to reduce its balance; and (v) a mechanism to fully recover any outstanding RMC balance at the end of the 1999 rate year through inclusion in the Fuel Cost Adjustment (FCA), over a two-year period.

1995 Electric Rate Order

The basis of the 1995 Order included minimizing future electric rate increases while continuing to provide for the recovery of the Company's regulatory assets and retaining consistency with the RMA's objective of restoring the Company to financial health. The 1995 Order, which became effective December 1, 1994, froze base electric rates, reduced the Company's allowed return on common equity from 11.6% to 11.0% and modified or eliminated certain performance-based incentives, as discussed below.

The LRPP, originally approved by the PSC in November 1991, contained three major components: (i) revenue reconciliation; (ii) expense attrition and reconciliation; and (iii) performance-based incentives. In the 1995 Order, the PSC continued the three major components of the LRPP with modifications to the expense attrition and reconciliation mechanism and the performance-based incentives. The revenue reconciliation mechanism remains unchanged.

Revenue reconciliation provides a mechanism that eliminates the impact of experiencing sales that are above or below adjudicated levels by providing a fixed annual net margin level (defined as sales revenues, net of fuel expenses and gross receipts taxes).
The difference between actual and adjudicated net margin levels are deferred on a monthly basis during the rate year.

The expense attrition and reconciliation component permits the Company to make adjustments for certain expenses recognizing that these cost increases are unavoidable due to inflation and changes outside the control of the Company. Pursuant to the 1995 Order, the Company is permitted to reconcile expenses for property taxes only, whereas under the original LRPP the Company was able to reconcile expenses for wage rates, property taxes, interest costs and demand side management (DSM) costs.

The original LRPP had also provided for the deferral and amortization of certain cost variances for enhanced reliability, production operations and maintenance expenses and the application of an inflation index to other expenses. Under the 1995 Order, these deferrals have been eliminated and any unamortized balances were credited to the RMC during 1995.

The modified performance-based incentive programs include the DSM program, the customer service performance program and the transmission and distribution reliability program. Under these revised programs, the Company is subject to a maximum penalty of 38 basis points of the allowed return on common equity and can earn up to 4 basis points under the customer service program. This 4 basis point incentive can only be used to offset a penalty under the transmission and distribution reliability program. Under the original LRPP, the Company was allowed to earn up to 40 basis points or forfeit up to 18 basis points under these incentive programs.

The partial pass-through fuel incentive program remains unchanged. Under this incentive, the Company can earn or forfeit up to 20 basis points of the allowed return on common equity.

For the rate year ended November 30, 1996, the Company earned 20 basis points, or approximately $4.3 million, net of tax effects, as a result of its performance under all incentive programs. For the rate years ended November 30, 1995 and 1994, the Company earned 19 and 50 basis points, respectively, or approximately $4.0 million and $9.2 million, respectively, net of tax effects, under the incentive programs in effect at those times.

The deferred balances resulting from the net margin and expense reconciliations, and earned performance-based incentives are netted at the end of each rate year, as established under the LRPP and continued under the 1995 Order. The first $15 million of the total deferral is recovered from or credited to ratepayers by increasing or decreasing the RMC balance. Deferrals in excess of the $15 million, upon approval of the PSC, are refunded to or recovered from the customers through the FCA mechanism over a 12-month period.

For the rate year ended November 30, 1996, the amount to be returned to customers resulting from the revenue and expense reconciliations, performance-based incentive programs and associated carrying charges totaled $14.5 million. Consistent with the mechanics of the LRPP, it is anticipated that the entire balance of the deferral will be used to reduce the RMC balance upon approval by the PSC of the Company's reconciliation filing which was submitted to the PSC in January 1997. For the rate year ended November 30, 1995, the Company recorded a net deferred LRPP credit of approximately $41 million. The first $15 million of the deferral was applied as a reduction to the RMC while the remaining portion of the deferral of $26 million will be returned to customers through the FCA when approved by the PSC. For the rate year ended November 30, 1994, the Company recorded a net deferred charge of approximately $79 million. The first $15 million of the deferral was applied as an increase to the RMC while the remaining deferral of $64 million was recovered from customers.

Another mechanism of the LRPP provides that earnings in excess of the allowed return on common equity, excluding the impacts of the various incentive and/or penalty programs, are used to reduce the RMC. For the rate years ended November 30, 1996 and 1995, the Company earned $9.1 million and $6.2 million, respectively, in excess of its allowed return on common equity. These excess earnings were applied as reductions to the RMC. In 1994, the

Company did not earn in excess of its allowed return on common equity.

The Company is currently unable to predict the outcome of any of the rate proceedings currently before the PSC and their effect, if any, on the Company's financial position, cash flows or results of operations.

Gas

In December 1993, the PSC approved a three year gas rate settlement between the Company and the Staff of the PSC. The gas rate settlement provided annual gas rate increases of 4.7%, 3.8% and 3.2% for each of the three rate years beginning December 1, 1993, 1994, and 1995, respectively. In the determination of the revenue requirements for the gas rate settlement, an allowed return on common equity of 10.1% was used.

The gas rate settlement also provided that earnings in excess of a 10.6% return on common equity be shared equally between the Company's firm gas customers and its shareowners. For the rate years ended November 30, 1996, 1995 and 1994, the firm gas customers' portion of gas earnings in excess of the allowed return on common equity totaled approximately $10 million, $1 million and $7 million, respectively. In 1996, the Company was granted permission by the PSC to apply the customers' portion of the gas excess earnings and associated carrying charges for the 1995 and 1994 rate years to the recovery of deferred costs associated with postretirement benefits other than pensions and costs incurred for investigation and remediation of manufactured gas plant (MGP) sites. The Company has requested that the same treatment be granted for the disposition of the customers' portion of the 1996 rate year gas excess earnings.

The Company currently has no gas rate filings before the PSC and does not intend to file a gas rate case during the current rate year, unless required to do so in connection with the proposed merger with Brooklyn Union.

Note 4. The Class Settlement

The Class Settlement, which became effective on June 28, 1989, resolved a civil lawsuit against the Company brought under the federal Racketeer Influenced and Corrupt Organizations Act. The lawsuit, which the Class Settlement resolved, had alleged that the Company made inadequate disclosures before the PSC concerning the construction and completion of nuclear generating facilities.

The Class Settlement provides the Company's electric customers with rate reductions aggregating $390 million that are being reflected as adjustments to their monthly electric bills over a ten-year period which began on June 1, 1990. Upon its effectiveness, the

Company recorded its liability for the Class Settlement on a present value basis at $170 million. The Class Settlement Obligation at December 31, 1996 reflects the present value of the remaining reductions to be refunded to customers. The remaining reductions to customers bills, amounting to approximately $201 million as of December 31, 1996, consists of approximately $21 million for the five-month period beginning January 1, 1997, and $60 million for each of the 12-month periods beginning June 1, 1997, 1998 and 1999.

Note 5. Nine Mile Point Nuclear Power Station, Unit 2

The Company has an undivided 18% interest in NMP2, located near Oswego, New York which is operated by Niagara Mohawk Power Corporation (NMPC). Ownership of NMP2 is shared by five cotenants: the Company (18%), NMPC (41%), New York State Electric & Gas Corporation (18%), Rochester Gas and Electric Corporation (14%) and Central Hudson Gas & Electric Corporation (9%). The Company's share of the rated capability is approximately 206 MW. The Company's net utility plant investment, excluding nuclear fuel, was approximately $715 million and $740 million at December 31, 1996 and 1995, respectively. The accumulated provision for depreciation, excluding decommissioning costs, was approximately $169 million and $153 million at December 31, 1996 and 1995, respectively. Generation from NMP2 and operating expenses incurred by NMP2 are shared in the same proportions as the cotenants' respective ownership interests. The Company is required to provide its respective share of financing for any capital additions to NMP2. Nuclear fuel costs associated with NMP2 are being amortized on the basis of the quantity of heat produced for the generation of electricity.

NMPC has contracted with the United States Department of Energy for the disposal of spent nuclear fuel. The Company reimburses NMPC for its 18% share of the cost under the contract at a rate of $1.00 per megawatt hour of net generation less a factor to account for transmission line losses. For 1996, 1995 and 1994, this totaled $1.4 million, $1.2 million, and $1.4 million, respectively.

Nuclear Plant Decommissioning

NMPC expects to commence the decommissioning of NMP2 in 2026, shortly after the cessation of plant operations, using a method which provides for the removal of all equipment and structures and the release of the property for unrestricted use. The Company's share of decommissioning costs, based upon a "Site-Specific" 1995 study (1995 study), is estimated to be $368 million in 2026 dollars ($148 million in 1996 dollars). The Company's estimate for decommissioning costs decreased in 1996 as compared to 1995 principally as a result of a reduction in the estimated annual inflation factor. The Company's share of the estimated decommissioning costs is currently being provided for in electric rates and is being charged to operations as depreciation expense over the service life of NMP2. The amount of decommissioning costs recorded as depreciation expense in 1996, 1995 and 1994 was $3.9 million, $2.3 million and $1.6 million, respectively. The accumulated decommissioning costs collected in rates through December 31, 1996, 1995 and 1994 amounted to $14.9 million, $11.0 million and $8.7 million, respectively.

The Company has established trust funds for the decommissioning of the contaminated portion of the NMP2 plant. It is currently estimated that the cost to decommission the contaminated portion of the plant will be approximately 76% of the total decommissioning costs. These funds comply with regulations issued by the NRC and the FERC governing the funding of nuclear plant decommissioning costs. The Company's policy is to make quarterly contributions to the funds based upon the amount of decommissioning costs reflected in rates. As of December 31, 1996, the balance in these funds, including reinvested net earnings, was approximately $15.3 million. These amounts are included on the Company's Balance Sheet in Nonutility Property and Other Investments. The trust funds investment consists of U.S. Treasury debt securities and cash equivalents. The carrying amounts of these instruments approximate fair market value.

The Financial Accounting Standards Board issued an exposure draft in 1996 entitled "Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets". Under the provisions of the exposure draft, the Company would be required to change its current accounting practices for decommissioning costs as follows:
(i) the Company's share of the total estimated decommissioning costs would be accounted for as a liability, based on discounted future cash flows; (ii) the recognition of the liability for decommissioning costs would result in a corresponding increase to the cost of the nuclear plant rather than as depreciation expense; and (iii) investment earnings on the assets dedicated to the external decommissioning trust fund would be recorded as investment income rather than as an increase to accumulated depreciation. If the Company was required to record the present value of its share of NMP2 decommissioning costs on its Balance Sheet as of December 31, 1996, the Company would have to recognize a liability and corresponding increase to nuclear plant of approximately $54 million.

Nuclear Plant Insurance

NMPC procures public liability and property insurance for NMP2, and the Company reimburses NMPC for its 18% share of those costs.

The Price-Anderson Act mandates that nuclear power plants secure financial protection in the event of a nuclear accident. This protection must consist of two levels. The primary level provides liability insurance coverage of $200 million (the maximum amount available) in the event of a nuclear accident. If claims exceed that amount, a second level of protection is provided through a retrospective assessment of all licensed operating reactors. Currently, this "secondary financial protection" subjects each of the 110 presently licensed nuclear reactors in the United States to a retrospective assessment up to $76 million for each nuclear incident, payable at a rate not to exceed $10 million per year.
The Company's interest in NMP2 could expose it to a maximum potential loss of $13.6 million, per incident, through assessments of $1.8 million per year in the event of a serious nuclear accident at NMP2 or another licensed U.S. commercial nuclear reactor. These assessments are subject to periodic inflation indexing and to a 5% surcharge if funds prove insufficient to pay claims.

NMPC has also procured $500 million primary nuclear property insurance with the Nuclear Insurance Pools and approximately $2.3 million of additional protection (including decontamination costs) in excess of the primary layer through Nuclear Electric Insurance Limited (NEIL). Each member of NEIL, including the Company, is also subject to retrospective premium adjustments in the event losses exceed accumulated reserves. For its share of NMP2, the Company could be assessed up to approximately $1.9 million per loss. This level of insurance is in excess of the NRC's required $1.06 billion of coverage.

The Company has obtained insurance coverage from NEIL for the extra expense incurred in purchasing replacement power during prolonged accidental outages. Under this program, should losses exceed the accumulated reserves of NEIL, each member, including the Company, would be liable for its share of deficiency. The Company's maximum liability per incident under the replacement power coverage, in the event of a deficiency, is approximately $842,000.

Recent Actions of the NRC

In October 1996, NMPC, along with other companies, received a letter from the NRC requiring them to provide the NRC with information on the "adequacy and availability" of design basis documentation on their nuclear plants within 120 days. Such information will be used by the NRC to verify that companies are in compliance with the terms and conditions of their license(s) and NRC regulations. In addition, it will allow the NRC to determine if other inspection activities or enforcement actions should be taken on a particular company. NMPC plans to respond to the NRC by the February 9, 1997 due date.

NMPC believes that the NRC is becoming more stringent as indicated by this request and that a direct cost impact on companies with nuclear plants may result. The Company is unable to predict how such a higher risk operating environment may affect its financial position, cash flows or results of operations.

Note 6. Capital Stock

Common Stock

The Company has 150,000,000 shares of authorized common stock, of which 120,784,277 were issued and 3,485 shares were held in Treasury at December 31, 1996. The Company has 1,678,208 shares reserved for sale through its Employee Stock Purchase Plan, 2,728,486 shares committed to the Automatic Dividend Reinvestment Plan and 97,093 shares reserved for conversion of the Series I Convertible Preferred Stock at a rate of $17.15 per share. In addition, in connection with the Share Exchange Agreement, as discussed in Note 10, the Company has granted Brooklyn Union the right, under certain circumstances, to purchase 23,981,964 shares of common stock at a price of $19.725 per share.

Preferred Stock

The Company has 7,000,000 authorized shares, cumulative preferred stock, par value $100 per share and 30,000,000 authorized shares, cumulative preferred stock, par value $25 per share. Dividends on preferred stock are paid in preference to dividends on common stock or any other stock ranking junior to preferred stock.

Preferred Stock Subject to Mandatory Redemption

The aggregate fair value of redeemable preferred stock with mandatory redemptions at December 31, 1996 and 1995 amounted to approximately $637 million and $598 million, respectively, compared to their carrying amounts of $640 million and $644 million, respectively. For a further discussion on the basis of the fair value of the securities discussed above, See Note 1.

Each year the Company is required to redeem certain series of preferred stock through the operation of sinking fund provisions as follows:

-----------------------------------------------------------------
           Redemption Provision
         ------------------------         Number       Redemption
 Series   Beginning     Ending          of Shares        Price
-----------------------------------------------------------------
    L      7/31/79      7/31/11          10,500           $100
    NN      3/1/99       3/1/19          77,700             25
    UU    10/15/99     10/15/19         112,000             25
=================================================================

The Company has the non-cumulative option to double the number of shares to be redeemed pursuant to the sinking fund provisions in any year for the preferred stock series NN and UU. The aggregate par value of preferred stock required to be redeemed through sinking funds is $1.1 million in 1997 and 1998 and $5.8 million in each of the years 1999, 2000 and 2001.

The Company is also required to redeem all shares of certain series of preferred stock which are not subject to sinking fund requirements. The mandatory redemption requirements for these series are as follows:

-----------------------------------------------------------------
                Redemption         Number of       Redemption
   Series          Date              Shares          Amounts
------------     ------------    -------------   --------------
$1.67 Series GG       3/1/99         880,000      $ 22,000,000
7.95% Series AA       6/1/00      14,520,000       363,000,000
7.05% Series QQ       5/1/01       3,464,000        86,600,000
7.66% Series CC       8/1/02         570,000        57,000,000
=================================================================

Preferred Stock Not Subject to Mandatory Redemption

The Company has the option to redeem certain series of its preferred stock. For the series subject to optional redemption at December 31, 1996, the call prices were as follows:

                                                  -----------
        Series                                    Call Price
    ------------------------------                -----------
    5.00%  Series B                                  $101
    4.25%  Series D                                   102
    4.35%  Series E                                   102
    4.35%  Series F                                   102
    5 1/8% Series H                                   102
    5 3/4% Series I - Convertible                     100
    ==============================                ===========

Preference Stock

At December 31, 1996, none of the authorized 7,500,000 shares of nonparticipating preference stock, par value $1 per share, which ranks junior to preferred stock, were outstanding.

Note 7. Long-Term Debt

G&R Mortgage

The General and Refunding (G&R) Bonds are the Company's only outstanding secured indebtedness. The G&R Mortgage is a lien on substantially all of the Company's properties.

The annual G&R Mortgage sinking fund requirement for 1996, due not later than June 30, 1997, is estimated at $25 million. The Company expects to satisfy this requirement with retired G&R Bonds, property additions, or any combination thereof.

1989 Revolving Credit Agreement

The Company has available through October 1, 1997, $250 million under its 1989 Revolving Credit Agreement (1989 RCA). In July

1996, at the Company's request, the amount committed by the banks participating in the facility was reduced from $300 million to $250 million. This line of credit is secured by a first lien upon the Company's accounts receivable and fuel oil inventories. At December 31, 1996, no amounts were outstanding under the 1989 RCA. The 1989 RCA may be extended for one-year periods upon the acceptance by the lending banks of a request by the Company, which must be delivered to the lending banks prior to April 1 of each year. It is the Company's intent to request an extension prior to April 1, 1997.

Authority Financing Notes

Authority Financing Notes are issued by the Company to the New York State Energy Research and Development Authority (NYSERDA) to secure certain tax-exempt Industrial Development Revenue Bonds, Pollution Control Revenue Bonds (PCRBs) and Electric Facilities Revenue Bonds (EFRBs) issued by NYSERDA. Certain of these bonds are subject to periodic tender, at which time their interest rates may be subject to redetermination.

Tender requirements of Authority Financing Notes at December 31,
1996 were as follows:

                                      (In thousands of dollars)
-----------------------------------------------------------------
           Interest
             Rate      Series    Principal          Tendered
-----------------------------------------------------------------
PCRBs       8 1/4%      1982    $ 17,200   Tendered every three
                                           years, next tender
                                           October 1997
             3.25%      1985 A,B 150,000   Tendered annually on
                                           March 1

EFRBs        4.05%      1993 A    50,000   Tendered weekly
             4.00%      1993 B    50,000   Tendered weekly
             4.00%      1994 A    50,000   Tendered weekly
             4.00%      1995 A    50,000   Tendered weekly
=================================================================

The 1995, 1994 and 1993 EFRBs and the 1985 PCRBs are supported by letters of credit pursuant to which the letter of credit banks have agreed to pay the principal, interest and premium, if applicable, in the aggregate, up to approximately $381 million in the event of default. The obligation of the Company to reimburse the letter of credit banks is unsecured.

The expiration dates for these letters of credit are as follows:

--------------------------------------------------------------
                    Series               Expiration Date
--------------------------------------------------------------
PCRBs               1985 A,B              3/16/99
EFRBs               1993 A,B             11/17/99
                    1994 A               10/26/97
                    1995 A                8/24/98
==============================================================

Prior to expiration, the Company is required to obtain either an extension of the letters of credit or a substitute credit facility. If neither can be obtained, the authority financing notes supported by letters of credit must be redeemed.

Fair Values of Long-Term Debt

The carrying amounts and fair values of the Company's long-term debt at December 31 were as follows:

                                       (In thousands of dollars)
-----------------------------------------------------------------
1996
-----------------------------------------------------------------
                                     Fair               Carrying
                                     Value               Amount
-----------------------------------------------------------------
General and Refunding Bonds       $1,571,745           $1,536,000
Debentures                         2,271,095            2,270,000
Authority Financing Notes            950,758              916,675
-----------------------------------------------------------------
Total                             $4,793,598           $4,722,675
=================================================================
1995
-----------------------------------------------------------------
General and Refunding Bonds       $1,968,173            1,951,000
Debentures                         2,245,138            2,270,000
Authority Financing Notes            928,967              916,675
-----------------------------------------------------------------
Total                             $5,142,278           $5,137,675
=================================================================

For a further discussion on the basis of the fair value of the securities listed above, see Note 1.

Debt Maturity Schedule

The total long-term debt maturing in each of the next five years is as follows: 1997, $251 million; 1998, $101 million; 1999, $454 million; 2000, $37 million; and 2001, $146 million.

Note 8. Retirement Benefit Plans

Pension Plans

The Company maintains a defined benefit pension plan which covers substantially all employees (Primary Plan), a supplemental plan which covers officers and certain key executives (Supplemental

Plan) and a retirement plan which covers the Board of Directors
(Directors' Plan). The Company also maintains 401(k) plans for its union and non-union employees to which it does not contribute.

Primary Plan

The Company's funding policy is to contribute annually to the Primary Plan a minimum amount consistent with the requirements of the Employee Retirement Income Security Act of 1974 plus such additional amounts, if any, as the Company may determine to be appropriate from time to time. Pension benefits are based upon years of participation in the Primary Plan and compensation.

The Primary Plan's funded status and amounts recognized on the Balance Sheet at December 31, 1996 and 1995 were as follows:

                                       (In thousands of dollars)
-----------------------------------------------------------------
                                             1996           1995
-----------------------------------------------------------------
Actuarial present value of benefit obligation
  Vested benefits                      $  547,002     $  518,487
  Nonvested benefits                       55,157         54,305
-----------------------------------------------------------------
Accumulated Benefit Obligation         $  602,159     $  572,792
=================================================================

Plan assets at fair value              $  746,400     $  685,300
Actuarial present value of projected
  benefit obligation                      689,661        662,360
-----------------------------------------------------------------

Projected benefit obligation less
  than plan assets                         56,739         22,940
Unrecognized net obligation                71,085         77,831
Unrecognized net gain                    (123,759)       (97,285)
-----------------------------------------------------------------
Net Prepaid (Accrued) Pension Cost     $    4,065     $    3,486
=================================================================

Periodic pension cost for the Primary Plan included the following components:

                                     (In thousands of dollars)
-----------------------------------------------------------------
                                       1996      1995       1994
-----------------------------------------------------------------
Service cost - benefits
  earned during the period        $  17,384 $  15,385   $ 16,465
Interest cost on projected benefit
  obligation and service cost        47,927    45,987     43,782
Actual return on plan assets        (81,165) (102,099)   (12,431)
Net amortization and deferral        33,541    57,665    (31,633)
-----------------------------------------------------------------
Net Periodic Pension Cost         $  17,687 $  16,938   $ 16,183
=================================================================

Assumptions used in accounting for the Primary Plan were as follows:

-----------------------------------------------------------------
                                           1996     1995     1994
-----------------------------------------------------------------
Discount rate                             7.25%    7.25%    7.75%
Rate of future compensation increases     5.00%    5.00%    5.00%
Long-term rate of return on assets        7.50%    7.50%    7.50%
-----------------------------------------------------------------

The Primary Plan assets at fair value include cash, cash equivalents, group annuity contracts, bonds and equity securities.

In 1993, the PSC issued an Order which addressed the accounting and ratemaking treatment of pension costs in accordance with SFAS No. 87, "Employers' Accounting for Pensions". Under the Order, the Company is required to recognize any deferred net gains or losses over a ten-year period rather than using the corridor approach method. The Company believes that this method of accounting for financial reporting purposes results in a better matching of revenues and the Company's pension cost. The Company defers differences between pension rate allowance and pension expense under the Order. In addition, the PSC requires the Company to measure the difference between the pension rate allowance and the annual pension contributions contributed into the pension fund.

Supplemental Plan

The Supplemental Plan, the cost of which is borne by the Company's shareowners, provides supplemental death and retirement benefits for officers and other key executives without contribution from such employees. The Supplemental Plan is a non-qualified plan under the Internal Revenue Code. Death benefits are currently provided by insurance. The provision for plan benefits, which are unfunded, totaled approximately $2.7 million in 1996 and $2.3 million in both 1995 and 1994.

Directors' Plan

The Directors' Plan provides benefits to directors who are not officers of the Company. Directors who have served in that capacity for more than five years qualify as participants under the plan. The Directors' Plan is a non-qualified plan under the Internal Revenue Code. The provision for retirement benefits, which are unfunded, totaled approximately $127,000, $114,000, and $148,000 in 1996, 1995 and 1994, respectively.

Postretirement Benefits Other Than Pensions

In addition to providing pension benefits, the Company provides certain medical and life insurance benefits for retired employees. Substantially all of the Company's employees may become eligible for these benefits if they reach retirement age after working for the Company for a minimum of five years. These and similar benefits for active employees are provided by the Company or by insurance companies whose premiums are based on the benefits paid during the year. Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which requires the Company to recognize the expected cost of providing postretirement benefits when employee services are rendered rather than when paid. As a result, the Company, in 1993, recorded an accumulated postretirement benefit obligation and a corresponding regulatory asset of approximately $376 million.

The PSC requires the Company to defer as a regulatory asset the difference between postretirement benefit expense recorded for accounting purposes in accordance with SFAS No. 106 and the postretirement benefit expense reflected in rates. The ongoing annual postretirement benefit expense will be phased into and fully reflected in rates within a five-year period from the year of adoption, which began December 1, 1993, with the accumulated regulatory asset being recovered in rates over a 15-year period, beginning December 1, 1997. In addition, the Company is required to recognize any deferred net gains or losses over a ten-year period.

In 1994, the Company established Voluntary Employee's Beneficiary Association trusts for union and non-union employees for the funding of incremental costs collected in rates for postretirement benefits. For the years ended December 31, 1996 and 1995, the Company funded the trusts with approximately $18 million and $50 million, respectively.

Accumulated postretirement benefit obligation other than pensions at December 31 was as follows:

                                     (In thousands of dollars)
-----------------------------------------------------------------
                                            1996            1995
-----------------------------------------------------------------
Retirees                              $  156,181      $  135,497
Fully eligible plan participants          56,950          52,028
Other active plan participants           152,627         142,035
-----------------------------------------------------------------
Accumulated postretirement
  benefit obligation                  $  365,758      $  329,560
Plan assets                               74,692          53,646
-----------------------------------------------------------------
Accumulated postretirement benefit
  obligation in excess of plan assets    291,066         275,914
Unrecognized prior service cost             (188)          -
Unrecognized net gain                     75,309         100,335
-----------------------------------------------------------------
Accrued Postretirement Benefit Cost   $  366,187      $  376,249
=================================================================

At December 31, 1996, and 1995, the Plan assets, which are recorded at fair value, include cash and cash equivalents, fixed income investments and approximately $100,000 of listed equity securities of the Company.

Periodic postretirement benefit cost other than pensions for the years were as follows:

                                       (In thousands of dollars)
-----------------------------------------------------------------
                                     1996       1995        1994
-----------------------------------------------------------------
Service cost-benefits
    earned during the period     $ 10,690   $  9,082    $ 11,275
Interest cost on projected
    benefit obligation and
    service cost                   25,030     22,412      25,713
Actual return on plan assets       (3,046)    (1,034)        -
Net Amortization
    and deferral                  (12,175)   (14,699)     (5,213)
-----------------------------------------------------------------
Periodic Postretirement
Benefit Cost                     $ 20,499   $ 15,761    $ 31,775
=================================================================

Assumptions used to determine the postretirement benefit obligation were as follows:

------------------------------------------------------------------
                                         1996     1995       1994
------------------------------------------------------------------
Discount rate                           7.25%    7.25%      7.75%
Rate of future compensation increases   5.00%    5.00%      5.00%
Long-term rate of return on assets      7.50%    7.50%       -
------------------------------------------------------------------

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation at December 31, 1996 and 1995 were 8.0% and 8.5%, respectively, gradually declining to 6.0% in 2001 and thereafter. A one percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 by approximately $43 million and $36 million, respectively, and the sum of the service and interest costs in 1996 and 1995 by $5 million and $4 million, respectively.

Note 9. Federal Income Tax

At December 31, the significant components of the Company's deferred tax assets and liabilities calculated under the provisions of SFAS No. 109, "Accounting for Income Taxes", were as follows:

                                        (In thousands of dollars)
------------------------------------------------------------------
                                              1996           1995
------------------------------------------------------------------
Deferred Tax Assets
Net operating loss carryforwards      $    145,205    $   338,921
Reserves not currently deductible           58,981         66,825
Tax depreciable basis in excess
  of book                                   34,314         41,428
Nondiscretionary excess credits             27,700         29,826
Credit carryforwards                       135,902        149,545
Other                                      186,907        125,246
------------------------------------------------------------------
Total Deferred Tax Assets             $    589,009    $   751,791
------------------------------------------------------------------

Deferred Tax Liabilities
1989 Settlement                       $  2,163,239    $ 2,155,418
Accelerated depreciation                   642,702        628,475
Call premiums                               44,846         50,062
Rate case deferrals                          2,127         28,971
Other                                       33,496         35,597

------------------------------------------------------------------
Total Deferred Tax Liabilities           2,886,410      2,898,523
------------------------------------------------------------------
Net Deferred Tax Liability            $  2,297,401    $ 2,146,732
==================================================================

SFAS No. 109 requires utilities to establish regulatory assets and liabilities for the portion of its deferred tax assets and liabilities that have not yet been recognized for ratemaking purposes. The major components of these regulatory assets and liabilities are as follows:

                                       (In thousands of dollars)
-----------------------------------------------------------------
                                           1996             1995
-----------------------------------------------------------------
Regulatory Assets
1989 Settlement                    $  1,660,871     $  1,666,744
Plant items                             125,976          149,520
Other                                   (14,069)         (13,881)
-----------------------------------------------------------------
Total Regulatory Assets            $  1,772,778     $  1,802,383
=================================================================

Regulatory Liabilities
Carryforward credits               $     68,421     $     82,330
Other                                    34,466           33,730
-----------------------------------------------------------------
Total Regulatory Liabilities       $    102,887     $    116,060
=================================================================

The federal income tax amounts included in the Statement of Income differ from the amounts which result from applying the statutory federal income tax rate to income before income tax. The table below sets forth the reasons for such differences.

                                      (In thousands of dollars)
-----------------------------------------------------------------
                                       1996      1995       1994
-----------------------------------------------------------------

Income before federal income tax  $ 525,721  $ 508,824 $ 478,564
Statutory federal income tax rate       35%        35%       35%
-----------------------------------------------------------------

Statutory federal income tax      $ 184,002  $ 178,088 $ 167,497

Additions (reductions) in federal
  income tax
  Excess of book depreciation over
    tax depreciation                 18,339     18,588    14,745
  1989 Settlement                     4,212      4,213     4,213
  Interest capitalized                2,270      2,218     2,449
  Tax credits                        (4,383)    (1,025)   (2,058)
  Tax rate change amortization        3,686      3,752    (4,779)
  Allowance for funds used during
    construction                     (2,305)    (2,392)   (2,450)
  Other items                         3,436      2,096    (2,905)
-----------------------------------------------------------------
Total Federal Income Tax Expense  $ 209,257  $ 205,538 $ 176,712
=================================================================
Effective Federal Income Tax Rate     39.8%      40.4%     36.9%
=================================================================

The Company's net operating loss (NOL) carryforwards for federal income tax purposes are estimated to be approximately $415 million at December 31, 1996. These NOL carryforwards are scheduled to expire in the years 2004 through 2007. The Company currently has tax credit carryforwards of approximately $136 million. This balance is composed of investment tax credit (ITC) carryforwards, net of the 35% reduction required by the Tax Reform Act of 1986, totaling approximately $128 million and research and development credits totaling approximately $8 million. In 1990 and 1992, the Company received Revenue Agents' Reports disallowing certain deductions and credits claimed by the Company on its federal income tax returns for the years 1981 through 1989. The Revenue Agents' Reports proposed ITC adjustments which if sustained, would reduce the ITC carryforwards to approximately $63 million.

Additionally, the Revenue Agents' Reports reflect proposed adjustments to the Company's federal income tax returns for the years 1981 through 1989 which, if sustained, would give rise to tax deficiencies totaling approximately $227 million. The Company believes that any such deficiencies as finally determined would be significantly less than the amounts proposed in the Revenue Agents' Reports. The Company has protested some of the proposed adjustments which are presently under review by the Regional Appeals Office of the Internal Revenue Service. If this review does not result in a settlement that is satisfactory to the Company, the Company intends to seek a judicial review. The Company believes that its reserves are adequate to cover any tax deficiency that may ultimately be determined and that cash from operations will be sufficient to satisfy any settlement reached. However, if necessary, the Company will avail itself of interim financing via the 1989 RCA to meet this obligation. The Company currently believes that a settlement of the 1981 through 1989 years should be reached with the Regional Appeals Office sometime in 1997.

Note 10. Merger Agreement with The Brooklyn Union Gas Company

On December 29, 1996, the Company and The Brooklyn Union Gas Company (Brooklyn Union) entered into an Agreement and Plan of Exchange (Share Exchange Agreement), pursuant to which the companies will be merged in a transaction that will result in the formation of a new holding company. The new holding company, which has not yet been named, will serve approximately 2.2 million customers and have revenues of more than $4.5 billion. The merger is expected to be accomplished through a tax-free exchange of shares and accounted for as a pooling of interests.

The proposed transaction, which has been approved by both companies' boards of directors, would unite the resources of the Company with the resources of Brooklyn Union. Brooklyn Union, with approximately 3,300 employees, distributes natural gas at retail, primarily in a territory of approximately 187 square miles which includes the boroughs of Brooklyn and Staten Island and approximately two-thirds of the borough of Queens, all in New York City. Brooklyn Union has energy-related investments in gas exploration, production and marketing in the United States and Canada, as well as energy services in the United States, including cogeneration products, pipeline transportation and gas storage.

Under the terms of the proposed transaction, the Company's common shareowners will receive .803 shares (the Ratio) of the new holding company's common stock for each share of the Company's common stock that they currently hold. Brooklyn Union common shareowners will receive one share of common stock of the new holding company for each share of Brooklyn Union common stock that they currently hold. Shareowners of the Company will own approximately 66% of the common stock of the new holding company while Brooklyn Union shareowners will own approximately 34%. The proposed transaction will have no effect on either company's debt issues or outstanding preferred stock.

The Share Exchange Agreement contains certain covenants of the parties pending the consummation of the transaction. Generally, the parties must carry on their businesses in the ordinary course consistent with past practice, may not increase dividends on common stock beyond specified levels and may not issue capital stock beyond certain limits. The Share Exchange Agreement also contains restrictions on, among other things, charter and by-law amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, and affiliate transactions. Accordingly, the Company's ability to engage in certain activity described herein may be limited or prohibited by the Share Exchange Agreement.

Upon completion of the merger, Dr. William J. Catacosinos will become chairman and chief executive officer of the new holding company; Mr. Robert B. Catell, currently chairman and chief executive officer of Brooklyn Union, will become president and chief operating officer of the new holding company. One year after the closing, Mr. Catell will succeed Dr. Catacosinos as chief executive officer, with Dr. Catacosinos continuing as chairman.
The board of directors of the new company will be composed of 15 members, six from the Company, six from Brooklyn Union and three additional persons previously unaffiliated with either company and jointly selected by them.

The companies will continue their respective current dividend policies until the closing, consistent with the provisions of the Share Exchange Agreement. It is expected that the new holding company's dividend policy will be determined prior to closing.

The merger is conditioned upon, among other things, the approval of the merger by the holders of two-thirds of the outstanding shares of common stock of each of the Company and Brooklyn Union and the receipt of all required regulatory approvals. The Company is unable to determine when or if all required approvals will be obtained.

In 1995, the Long Island Power Authority (LIPA), an agency of the State of New York (NYS), was requested by the Governor of NYS to develop a plan, pursuant to its authority under NYS law, to provide an electric rate reduction of at least 10%, provide a framework for long-term competition in power production and protect property tax payers on Long Island.

The Share Exchange Agreement contemplates that discussions, which are currently in progress, will continue with LIPA to arrive at an agreement mutually acceptable to the Company, Brooklyn Union and LIPA, pursuant to which LIPA would acquire certain assets or securities of the Company, the consideration for which would inure to the benefit of the new holding company. In the event that such a transaction is completed, the Ratio would become .880. In connection with discussions with LIPA, LIPA has indicated that it may exercise its power of eminent domain over all or a portion of the Company's assets or securities, in order to achieve its objective of reducing current electric rates, if a negotiated agreement cannot be reached. The Company is unable to determine when or if an agreement with LIPA will be reached, or what action, if any, LIPA will take if such an agreement is not reached.

Note 11. Commitments and Contingencies

Commitments

Electric and Gas

The Company has entered into contracts with numerous Independent Power Producers (IPPs) and the New York Power Authority (NYPA) for electric generating capacity. Coincident with these agreements are provisions which require the Company to make capacity payments, fixed non-energy payments and, assuming performance by the IPPs and NYPA, payments for energy delivered under these contracts at prices that may exceed current market energy prices.

The Company has also entered into contracts for firm transmission
(wheeling) capacity with NYPA in connection with a transmission cable which was constructed, in part, for the benefit of the Company.

In addition, the Company has entered into long term contracts for firm gas transportation, storage and supply that require the Company to make payments even if the services are not provided.

The costs of these agreements are currently recoverable through rates.

The table below sets forth the Company's aggregate obligation under these commitments which extend through 2020.

                                         (In millions of dollars)
-----------------------------------------------------------------

                                           Electric         Gas
                                           Business*     Business
                                           --------      --------
1997                                      $   181.5      $   38.7
1998                                          188.9          37.6
1999                                          190.7          37.6
2000                                          196.5          37.6
2001                                          205.7          34.7
Subsequent Years                            2,370.6         232.5
-----------------------------------------------------------------
Total                                     $ 3,333.9       $ 418.7
Less: Imputed Interest                      1,736.6         182.1
-----------------------------------------------------------------
Present Value of Payments                 $ 1,597.3       $ 236.6
=================================================================

*Assumes full performance by the IPPs and NYPA.

Continuous Emission Monitoring

The Company expended approximately $1 million in 1996 to meet continuous emission monitoring requirements, to meet Phase II nitrogen oxide (NOx) reduction requirements under the federal Clean Air Act (CAA). Subject to requirements that are expected to be promulgated in forthcoming regulations, the Company estimates that it may be required to expend approximately $44 million by 2003 to meet Phase II and Phase III NOx reduction requirements and approximately $2 million by 1999 to meet potential requirements for the control of hazardous air pollutants from power plants. The Company believes that all of the above costs will be recoverable through rates.

Competitive Environment

The electric industry continues to undergo fundamental changes as regulators, elected officials and customers seek lower energy prices. These changes, which may have a significant impact on future financial performance of electric utilities, are being driven by a number of factors including a regulatory environment in which traditional cost-based regulation is seen as a barrier to lower energy prices. In 1996, both the PSC and the FERC continued their separate, but in some cases parallel, initiatives with respect to developing a framework for a competitive electric marketplace.

The Electric Industry - State Regulatory Issues

In 1994, the PSC began the second phase of its Competitive Opportunities Proceedings to investigate issues related to the future of the regulatory process in an industry which is moving toward competition. The PSC's overall objective was to identify regulatory and ratemaking practices that would assist New York State utilities in the transition to a more competitive environment designed to increase efficiency in providing electricity while maintaining safe, affordable and reliable service.

As a result of the Competitive Opportunities Proceedings, in May 1996, the PSC issued an order (Order) which stated its belief that introducing competition to the electric industry in New York has the potential to reduce electric rates over time, increase customer choice and encourage economic growth. The Order calls for a competitive wholesale power market to be in place by early 1997 which will be followed by the introduction of retail access for all customers by early 1998.

The PSC stated that competition should be transitioned on an individual company basis, due to differences in individual service territories, the level and type of strandable investments (i.e., costs that utilities would have otherwise recovered through rates under traditional cost of service regulation that, under market competition, would not be recoverable) and utility specific financial conditions.

The Order contemplates that implementation of competition will proceed on two tracks. The Order requires that each major electric utility file a rate/restructuring plan which is consistent with the PSC's policy and vision for increased competition. Those plans were submitted by October 1, 1996, in compliance with the Order. However, the Company was exempted from this requirement due to the PSC's separate investigation of the Company's rates and LIPA's examination of the Company's structure. Since October 1, 1996, proceedings have commenced for the five electric utilities which filed restructuring plans in accordance with track one and the Company has intervened in each of these proceedings.

The PSC order also anticipated that certain other filings would be made on October 1, 1996, by all New York State utilities, to both the PSC and the FERC. The filings were to address the delineation of transmission and distribution facilities jurisdiction between the FERC or the PSC, a pricing of each company's transmission services, and a joint filing by all the utilities to address the formation of an Independent System Operator (ISO) and the creation of a market exchange that will establish spot market prices. Although there were extensive collaborative meetings among the parties, it was not possible for the additional filings to be completed by October 1, 1996. While these discussions are continuing in an attempt to narrow the differences among the parties, on December 31, 1996, the New York Power Pool (NYPP) members submitted a compliance filing to the FERC which provides open membership and comparable services to eligible entities in accordance with FERC Order 888, discussed below. It is anticipated that the New York State utilities will submit the full ISO/Power

Exchange filing to the FERC during the first quarter of 1997.

The PSC envisions that a fully operational wholesale competitive structure will foster the expeditious movement to full retail competition. The PSC's vision of the retail competitive structure, known as the Flexible Retail Poolco Model, consists of: (i) the creation of an ISO to coordinate the safe and reliable operation of electric generation and transmission; (ii) open access to the transmission system, which would be regulated by the FERC; (iii) the continuation of a regulated distribution company to operate and maintain the distribution system; (iv) the deregulation of energy/customer services such as meter reading and customer billing; (v) the ability of customers to choose among suppliers of electricity; and (vi) the allowance of customers to acquire electricity either by long-term contracts, purchases on the spot market or a combination of the two.

One issue discussed in the Order that could affect the Company is strandable investments. The PSC stated in its Order that it is not required to allow recovery of all prudently incurred investments, that it has considerable discretion to set rates that balance ratepayer and shareholder interests, and that the amount of strandable investments that a utility will be permitted to recover will depend on the particular circumstances of each utility. Additionally, the Order provided that every effort should be made by utilities to mitigate these costs prior to seeking recovery.

Certain aspects of the restructuring envisioned by the PSC-- particularly the PSC's apparent determinations that it may deny the utilities recovery of prudent investments made on behalf of the public, order retail wheeling, require divestiture of generation assets and deregulate certain sectors of the energy market--could, if implemented, have a negative impact on the operations and financial conditions of New York's investor-owned electric utilities, including the Company.

The Company is party to a lawsuit commenced in September 1996 by the Energy Association of New York State and the state's other investor-owned electric utilities (collectively, Petitioners) against the PSC in New York Supreme Court, Albany County (The Energy Association of New York State, et al. v. Public Service Commission of the State of New York, et al.). The Petitioners have requested that the Court declare that the Order is unlawful or, in the alternative, that the Court clarify that the PSC's statements in the Order constitute simply a policy statement with no binding legal effect. In November 1996, the Court issued a Decision and Order denying the Petitioners' request to invalidate the Order. Although the Court stated that most of the Order is a non-binding statement of policy, the Court rejected the Petitioners' substantive challenges to the Order. In December 1996, Petitioners filed a notice of appeal with the Third Department of the Appellate Division of the New York State Supreme Court. The litigation is ongoing and the Company is unable at this time to predict the likelihood of success or the impact of the litigation on the Company's financial position, cash flows or results of operations. Oral argument in the Appellate Division has not yet been scheduled, but a decision is expected by the end of 1997.

The Electric Industry - Federal Regulatory Issues

In April 1996, in response to its Notice of Proposed Rulemaking issued in March 1995, the FERC issued two orders relating to the development of competitive wholesale electric markets.

Order 888 is a final rule on open transmission access and stranded cost recovery and provides that the FERC has exclusive jurisdiction over interstate wholesale wheeling and that utility transmission systems must now be open to qualifying sellers and purchasers of power on a non-discriminatory basis.

Order 888 allows utilities to recover legitimate, prudent and verifiable stranded costs associated with wholesale transmission, including the circumstances where full requirements customers become wholesale transmission customers, such as where a municipality establishes its own electric system.

With respect to retail wheeling, the FERC concluded that it has jurisdiction over rates, terms and conditions of service, but would leave the issue of recovery of the costs stranded by retail wheeling to the states.

Order 888 required utilities to file open access tariffs under which they would provide transmission services, comparable to those which they provide themselves and to third parties on a non-discriminatory basis. Additionally, utilities must use these same tariffs for their own wholesale sales. The Company filed its open access tariff in July 1996. In September 1996, the FERC ordered Rate Hearings on 28 utility transmission tariffs, including the Company's. On the basis of a preliminary review, the FERC was not satisfied that the tariff rates were just and reasonable. Settlement discussions have been held between the Company and various intervenors concerning the Company's transmission rates.
In December 1996, the parties reached a tentative settlement on the rate issues. The procedural schedule was suspended pending filing of the settlement agreement, which is anticipated during the first quarter of 1997. Non-rate issues associated with the Company's open access tariff have not yet been addressed by the FERC.

Order 889, which is a final rule on a transmission pricing bulletin board, addresses the rules and technical standards for operation of an electronic bulletin board that will make available, on a real-time basis, the price, availability and other pertinent information concerning each transmission utility's services. It also addresses standards of conduct to ensure that transmission utilities functionally separate their transmission and wholesale power merchant functions to prevent discriminatory self-dealing. In December 1996, the Company filed its standards of conduct in accordance with the Order.

With other members of the industry, the Company has participated in several joint petitions for rehearing and/or clarification of the FERC's Orders 888 and 889. Among other issues, these petitions address the FERC's obligation to exercise its jurisdiction to provide for the recovery of strandable investments in any retail wheeling situations. The outcome and timing of the FERC Orders on rehearing are uncertain.

It is not possible to predict the ultimate outcome of these proceedings, the timing thereof, or the amount, if any, of stranded costs that the Company would recover in a competitive environment. The outcome of the state and federal regulatory proceedings could adversely affect the Company's ability to apply Statement of Financial Accounting Standards SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," which, pursuant to SFAS No. 101, "Accounting for Discontinuation of Application of SFAS No. 71," could then require a significant write-down of all or a portion of the Company's net regulatory assets.

The Company's Service Territory

The Company's geographic location and the limited electrical interconnections to Long Island serve to limit the accessibility of its transmission grid to potential competitors from off the system. However, the changing utility regulatory environment has affected the Company by requiring the Company to co-exist with state and federally mandated competitors. These competitors are non-utility generators (NUGS), NYPA and Municipal Distribution Agencies (MDAs).

The Public Utility Regulatory Policies Act of 1978 (PURPA), the goal of which is to reduce the United States' dependency on foreign oil, to encourage energy conservation and to promote diversification of the fuel supply, has negatively impacted the Company through the encouragement of the NUG industry. PURPA provides for the development of a new class of electric generators which rely on either cogeneration technology or alternate fuels. Utilities are obligated under PURPA to purchase the output of certain of these generators, which are known as qualified facilities (QFs).

In 1996, the Company lost sales to NUGs totaling 422 gigawatt-hours
(GWh) representing a loss in electric revenues net of fuel (net revenues) of approximately $34 million, or 1.9% of the Company's net revenues. In 1995, the Company lost sales to NUGs totaling 366 GWh or approximately $28 million or 1.5% of the Company's net revenues.

The increase in lost net revenues resulted principally from the completion of seven facilities that became commercially operational during 1996 and the full year operation of the IPP located at the State University of New York at Stony Brook, NY. The Company estimates that in 1997, sales losses to NUGs will be 429 GWh, or approximately 1.8% of projected net revenues.

The Company believes that load losses due to NUGs have stabilized. This belief is based on the fact that the Company's customer load characteristics, which lack a significant industrial base and related large thermal load, will mitigate load loss and thereby make cogeneration economically unattractive.

Additionally, as mentioned above, the Company is required to purchase all the power offered by QFs which in 1996 approximated 218 megawatts (MW) and in early 1995 approximated 205 MW. The increase was the result of the SUNY Stony Brook facility going on line in mid 1995. The Company estimates that purchases from QFs required by federal and state law cost the Company $63 million and $53 million in 1996 and 1995, respectively, more than it would have cost had the Company generated this power.

QFs have the choice of pricing sales to the Company at either the PSC's published estimates of the Company's long-range avoided costs
(LRAC) or the Company's tariff rates, which are modified from time to time, reflecting the Company's actual avoided costs. Additionally, until repealed in 1992, New York State law set a minimum price of six cents per kilowatt-hour (kWh) for utility purchases of power from certain categories of QFs, considerably above the Company's avoided cost. The six cent minimum continues to apply to contracts entered into before June 1992. The Company believes that the repeal of the six cent minimum, coupled with recent PSC updates which resulted in lower LRAC estimates, has significantly reduced the economic benefits of constructing new QFs within its service territory.

The Company has also experienced a revenue loss as a result of its policy of voluntarily providing wheeling of NYPA power for economic development. The Company estimates that in 1996 and 1995 NYPA power displaced approximately 417 GWh and 429 GWh of annual energy sales, respectively. Net revenue loss associated with these volumes of sales is approximately $26 million, or 1.4% of the Company's 1996 net revenues, and $30 million, or 1.6% of the Company's 1995 net revenues. Currently, the potential loss of additional load is limited by conditions in the Company's transmission agreements with NYPA.

A number of customer groups are seeking to hasten consideration and implementation of full retail competition. For example, an energy consultant has petitioned the PSC, seeking alternate sources of power for Long Island school districts. The County of Nassau has also petitioned the PSC to authorize retail wheeling for all classes of electric customers in the County.

In addition, several towns and villages on Long Island are investigating municipalization, in which customers form a government-sponsored electric supply company. This is one form of competition that is likely to increase as a result of the National Energy Policy Act of 1992 (NEPA). NEPA sought to increase economic efficiency in the creation and distribution of power by relaxing restrictions on the entry of new competitors to the wholesale electric power market. NEPA does so by creating exempt wholesale generators that can sell power in wholesale markets without the regulatory constraint placed on utility generators such as on the Company. NEPA also expanded the FERC's authority to grant access to utility transmission systems to all parties who seek wholesale wheeling for wholesale competition. While it should be noted that the FERC's position favoring stranded cost recovery from retail turned wholesale customers will reduce utility risk from municipalization, significant issues associated with the removal of restrictions on wholesale transmission system access have yet to be resolved.

There are numerous towns and villages in the Company's service territory that are considering the formation of a municipally owned and operated electric authority to replace the services currently provided by the Company.

In 1995, Suffolk County issued a request for proposal from suppliers for up to 300 MW of power which the County would then sell to its residential and commercial customers. The County has awarded the bid to two off-Long Island suppliers and has requested the Company to deliver the power. After the Company challenged Suffolk County's eligibility for such service, the County petitioned the FERC to order the Company to provide the requested transmission service.

In December 1996, the FERC ordered the Company to provide transmission services to Suffolk County to the extent necessary to accommodate proposed sales to customers to which it was providing service on the date of enactment of NEPA (this Order could provide Suffolk County with the ability to import up to 200 MW of power on a daily basis). The FERC reserved decision on the remaining 100 MW of Suffolk County's request until the County identifies the ownership or control of distribution facilities that it alleges qualifies it for a wheeling order to Suffolk County customers who were not receiving service on the date of NEPA's enactment. The Company may ask the FERC to reconsider their decision once that decision becomes final, which is not expected for several months. The FERC has yet to determine the pricing of that service. As previously noted, FERC order 888 allows utilities to recover legitimate, prudent and verifiable stranded costs associated with wholesale transmission, including the circumstances where full requirements customers become wholesale transmission customers, such as where a municipality establishes its own electric system.

The matters discussed above involve substantial social, economic, legal, environmental and financial issues. The Company is opposed to any proposal that merely shifts costs from one group of customers to another, that fails to enhance the provision of least-cost, efficiently-generated electricity or that fails to provide the Company's shareowners with an adequate return on and recovery of their investment. The Company is unable to predict what action, if any, the PSC or the FERC may take regarding any of these matters, or the impact on the Company's financial position, cash flows or results of operations if some or all of these matters are approved or implemented by the appropriate regulatory authority.

Notwithstanding the outcome of the state or federal regulatory proceedings, or any other state action, the Company believes that, among other obligations, the state has a contractual obligation to allow the Company to recover its Shoreham-related assets.

Environmental Matters

The Company is subject to federal, state and local laws and regulations dealing with air and water quality and other environmental matters. Environmental matters may expose the Company to potential liabilities which, in certain instances, may be imposed without regard to fault or for historical activities which were lawful at the time they occurred. The Company continually monitors its activities in order to determine the impact of its activities on the environment and to ensure compliance with various environmental laws. Except as set forth below, no material proceedings have been commenced or, to the knowledge of the Company, are contemplated against the Company with respect to any matter relating to the protection of the environment.

The New York State Department of Environmental Conservation (DEC) has required the Company and other New York State utilities to investigate and, where necessary, remediate their former manufactured gas plant (MGP) sites. Currently, the Company is the owner of six pieces of property on which the Company or certain of its predecessor companies are believed to have produced manufactured gas. Operations at these facilities in the late 1800's and early 1900's may have resulted in the disposal of certain waste products on these sites. Research is underway to determine the existence and nature of operations and their relationship, if any, to the Company or its predecessor companies.

The Company has entered into discussions with the DEC which may lead to the issuance of one or more Administrative Consent Orders
(ACO) regarding the management of environmental activities at these properties. Although the exact amount of the Company's remediation costs cannot yet be determined, based on the findings of investigations at two of these six sites, estimates indicate that it will cost approximately $51 million to remediate all of these sites through the year 2005. Accordingly, the Company has recorded a $35 million liability and a corresponding regulatory asset to reflect its belief that the PSC will provide for the future recovery of these costs through rates as it has for other New York State utilities. The $35 million liability reflects the present value of the future stream of payments to investigate and remediate these sites. The Company used a risk-free rate of 7.25% to discount this obligation.

In December 1996, the Company filed a complaint in the United States District Court for the Southern District of New York against 14 of the Company's insurers which issued general comprehensive liability (GCL) policies to the Company. The Company is seeking recovery under the GCL policies for the costs incurred to date and future costs associated with the clean-up of the Company's former MGP sites and Superfund sites for which the Company has been named a potentially responsible party (PRP). The Company is seeking a declaratory judgment that the defendant insurers are bound by the terms of the GCL policies, subject to the stated coverage limits, to reimburse the Company for the remediation costs. The outcome of this proceeding cannot yet be determined.

The Company has been notified by the United States Environmental Protection Agency (EPA) that it is one of many PRPs that may be liable for the remediation of three licensed treatment, storage and disposal sites to which the Company may have shipped waste products and which have subsequently become environmentally contaminated.

At one site, located in Philadelphia, Pennsylvania, and operated by Metal Bank of America, the Company and nine other PRPs, all of which are public utilities, have entered into an ACO with the EPA to conduct a Remedial Investigation and Feasibility Study (RI/FS), which has been completed and is currently being reviewed by the EPA. Under a PRP participation agreement, the Company is responsible for 8.2% of the costs associated with this RI/FS. The level of remediation required will be determined when the EPA issues its decision, but based on information available to date, the Company currently anticipates that the total cost to remediate this site will be between $14 million and $30 million. The Company has recorded a liability of $1.1 million representing its estimated share of the cost to remediate this site based upon its 8.2% responsibility under the RI/FS.

The Company has also been named a PRP for disposal sites in Kansas City, Kansas, and Kansas City, Missouri. The two sites were used by a company named PCB, Inc. from 1982 until 1987 for the storage, processing, and treatment of electric equipment, dielectric oils and materials containing PCBs. According to the EPA, the buildings and certain soil areas outside the buildings are contaminated with PCBs.

In 1994, the EPA requested certain of the large PRPs, which include several other utilities, to form a group, sign an ACO, and conduct a remediation program for the sites under the Toxic Substances Control Act, or in the alternative, to perform a Superfund cleanup for the sites. The EPA has provided the Company with documents indicating that the Company was responsible for less than 1% of the materials that were shipped to the Missouri site. The EPA has not yet completed compiling the documents for the Kansas site. The Company intends to join a PRP Group which includes other utilities, which has been organized for the purpose of developing and implementing acceptable remediation programs for the sites. The Company is currently unable to determine its share of the cost to remediate these sites.

In addition, the Company was notified that it is a PRP at a Superfund site located in Farmingdale, New York. Portions of the site are allegedly contaminated with PCBs, solvents and metals.
The Company was also notified by other PRPs that it should be responsible for remediation expenses in the amount of approximately $100,000 associated with removing PCB-contaminated soils from a portion of the site which formerly contained electric transformers. The Company is currently unable to determine its share of costs of remediation at this site.

During 1996, the Connecticut Department of Environmental Protection
(DEP) issued a modification to an ACO previously issued in connection with an investigation of an electric transmission cable located under the Long Island Sound (Sound Cable) that is jointly owned by the Company and the Connecticut Light and Power Company (Owners). The modified ACO requires the Owners to submit to the DEP and DEC a series of reports and studies describing cable system condition, operation and repair practices, alternatives for cable improvements or replacement and environmental impacts associated with leaks of fluid into the Long Island Sound, which have occurred from time to time. The Company continues to compile required information and coordinate the activities necessary to perform these studies and, at the present time, is unable to determine the costs it will incur to complete the requirements of the modified ACO or to comply with any additional requirements.

Previously, the U.S. Attorney for the District of Connecticut had commenced an investigation regarding occasional releases of fluid from the Sound Cable, as well as associated operating and maintenance practices. The Owners have provided the U.S. Attorney with all requested documentation. The Company believes that all activities associated with the response to occasional releases from the Sound Cable were consistent with legal and regulatory requirements.

In addition, during 1996 the Long Island Soundkeeper Fund, a non-profit organization, filed a suit against the Owners of the Sound
Cable in Federal District Court in Connecticut alleging that the

Sound Cable fluid leaks constitute unpermitted discharges of pollutants in violation of the Clean Water Act (CWA) and that such pollutants present a threat to the environment and public health. The suit seeks, among other things, injunctive relief prohibiting the Owners from continuing to operate the Sound Cable in alleged violation of the CWA and civil penalties of $25,000 per day for each violation from each of the Owners.

In December 1996, a barge, owned and operated by a third party, dropped anchor, causing extensive damage to the Sound Cable and a release of dielectric fluid into the Long Island Sound. Temporary clamps and leak abaters have been placed on the cables and have stopped the leaks. Permanent repairs are expected to be undertaken in the late spring of 1997. The preliminary estimate of the cost of these repairs is $15 million. The Company intends to seek recovery from third parties for costs incurred by the Company as a result of this incident. The timing and amount of recovery, if any, cannot yet be determined. In addition, the Owners maintain insurance coverage for the Sound Cable which the Company believes will be sufficient to cover any repair costs. In any event, costs not reimbursed by a third party or not covered by insurance will be shared equally by the Owners.

The Company believes that none of the environmental matters, discussed above, will have a material adverse impact on the Company's financial position, cash flows or results of operations. In addition, the Company believes that all significant costs incurred with respect to environmental investigation and remediation activities, not recoverable from insurance carriers, will be recoverable through rates.

Note 12. Segments of Business

Identifiable assets by segment include net utility plant, regulatory assets, materials and supplies, accrued unbilled revenues, gas in storage, fuel and deferred charges. Assets utilized for overall Company operations consist primarily of cash and cash equivalents, accounts receivable, common net utility plant and unamortized cost of issuing securities.

                                     (In millions of dollars)
-----------------------------------------------------------------
For year ended December 31           1996        1995      1994
Operating revenues
Electric                         $  2,467    $  2,484  $  2,481
Gas                                   684         591       586
-----------------------------------------------------------------
Total                            $  3,151    $  3,075  $  3,067
=================================================================
Operating expenses (excludes federal income tax)
Electric                         $  1,644    $  1,657  $  1,640
Gas                                   560         478       500
-----------------------------------------------------------------
Total                            $  2,204    $  2,135  $  2,140
=================================================================
Operating income (before federal income tax)
Electric                         $    823    $    827  $    842
Gas                                   124         113        85
-----------------------------------------------------------------
Total operating income                947         940       927
AFC                                    (6)         (7)       (7)
Other income and deductions           (23)        (38)      (45)
Interest charges                      451         476       500
Federal income tax                    209         206       177
-----------------------------------------------------------------
Net Income                       $    316    $    303  $    302
=================================================================

Depreciation and amortization
Electric                         $    129    $    122  $    112
Gas                                    25          23        19
-----------------------------------------------------------------
Total                            $    154    $    145  $    131
=================================================================

Construction and nuclear fuel expenditures*
Electric                         $    165    $    162  $    155
Gas                                    78          84       125
-----------------------------------------------------------------
Total                            $    243    $    246  $    280

=================================================================
* Includes non-cash allowance for other funds used during
construction and excludes Shoreham post-settlement costs.
                                       (In millions of dollars)
-----------------------------------------------------------------
At December 31                       1996        1995      1994
-----------------------------------------------------------------
Identifiable assets
Electric                         $  9,835    $ 10,020  $ 10,285
Gas                                 1,232       1,181     1,181
Total identifiable assets          11,067      11,201    11,466
Assets utilized for overall
 Company operations                 1,143       1,326     1,013
-----------------------------------------------------------------
Total Assets                     $ 12,210    $ 12,527  $ 12,479
=================================================================

Note 13. Quarterly Financial Information
(Unaudited)

      (In thousands of dollars except earnings per common share)
-----------------------------------------------------------------
                                            1996           1995
-----------------------------------------------------------------
Operating revenues
     For the quarter ended March 31   $  864,214     $  791,188
                            June 30      694,602        653,824
                       September 30      849,775        875,794
                        December 31      742,104        754,322
=================================================================
Operating income
     For the quarter ended March 31   $  190,421     $  180,875
                            June 30      141,065        143,246
                       September 30      235,402        239,561
                        December 31      169,693        167,936
=================================================================
Net income
     For the quarter ended March 31   $   81,753     $   70,299
                            June 30       40,524         41,392
                       September 30      130,023        131,221
                        December 31       64,164         60,374
=================================================================
Earnings for common stock
     For the quarter ended March 31   $   68,682     $   57,127
                            June 30       27,453         28,220
                       September 30      116,972        118,069
                        December 31       51,141         47,250
=================================================================
Earnings per common share
     For the quarter ended March 31   $      .57     $      .48
                            June 30          .23            .24
                       September 30          .97            .99
                        December 31          .43            .39
==================================================================

Report of Ernst & Young LLP, Independent Auditors


To the Shareowners and Board of Directors of Long Island Lighting
Company

We have audited the accompanying balance sheet of Long Island Lighting Company and the related statement of capitalization as of December 31, 1996 and 1995 and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Long Island Lighting Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Melville, New York
January 31, 1997

                                                          Exhibit 23.1




Consent of Ernst & Young LLP Independent Auditors

We consent to the use of our report dated January 31, 1997, with respect to the financial statements of Long Island Lighting Company for the year ended December 31, 1996, which are included in the Current Report on Form 8-K of The Brooklyn Union Gas Company dated February 24, 1997, filed with the Securities and Exchange Commission, which is incorporated by reference into the Registration Statement (No. 333-03441) of The Brooklyn Union Gas Company.

Melville, New York
February 24, 1997

                                                       Exhibit 99.2




                  UNAUDITED PRO FORMA COMBINED CONDENSED
                           FINANCIAL INFORMATION

On December 30, 1996, The Brooklyn Union Gas Company ("Brooklyn Union") filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") pertaining to the Agreement and Plan of Exchange that Brooklyn Union entered into as of December 29, 1996 with Long Island Lighting Company ("LILCO") providing for binding share exchanges (the "Binding Share Exchanges"), pursuant to which each Brooklyn Union common share would be exchanged for one share of common stock of a new holding company and each share of LILCO common stock would be exchanged for
0.803 of a share of common stock of the new holding company.

The following unaudited pro forma combined condensed financial information combines the historical consolidated balance sheets and statements of income of Brooklyn Union and LILCO including their respective subsidiaries, after giving effect to the Binding Share Exchanges.
Brooklyn Union's balance sheet as of September 30, 1996 and results of operations for each of the three fiscal years in the period ended September 30, 1996 have been combined with LILCO's balance sheet as of December 31, 1996 and results of operations for each of the three fiscal years in the period ended December 31, 1996 to arrive at the unaudited pro forma combined condensed balance sheet as of December 31, 1996 on pages 55 and 56 and the related unaudited pro forma combined condensed statements of income for each of the three fiscal years in the period ended December 31, 1996 on pages 57 to 59.

Brooklyn Union's balance sheet as of December 31, 1996 and results of operations for its three months ended December 31, 1996 and 1995 have been combined with LILCO's balance sheet as of December 31, 1996 and results of operations for the three months ended December 31, 1996 and 1995 to arrive at the unaudited pro forma combined condensed balance sheet as of December 31, 1996 on pages 60 and 61 and the related unaudited pro forma combined condensed statements of income for the three months ended December 31, 1996 and 1995 on pages 62 and 63.

The unaudited pro forma combined condensed balance sheets at December 31, 1996 give effect to the Binding Share Exchanges as if they had occurred at December 31, 1996. The unaudited pro forma combined condensed statements of income for each of the three fiscal years in the period ended December 31, 1996 and for the three months ended December 31, 1996 and 1995 give effect to the Binding Share Exchanges as if they had occurred at January 1, 1994. These statements are prepared on the basis of accounting for the Binding Share Exchanges as a pooling of interests and are based on the assumptions set forth in the notes thereto.

The following pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Brooklyn Union (included in Brooklyn Union's Form 10-K for the fiscal year ended
September 30, 1996 filed on December 18, 1996 and Form 10-Q for the quarter ended December 31, 1996 filed on February 17, 1997) and LILCO
(filed as exhibits 99.1 and 99.2 to  Brooklyn Union's Form 8-K filed
February 24, 1997 of which these materials form a part). The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Binding Share
Exchanges been consummated on the date, or at the beginning of the period, for which the Binding Share Exchanges are being given effect, nor is it necessarily indicative of future operating results or financial position.

[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 1996
(In Thousands)

                                                 Brooklyn
                                                   Union         LILCO        PRO FORMA       PRO FORMA
                                                (As Reported) (As Reported) ADJUSTMENTS       COMBINED
                                                ------------- ------------- ------------      ----------
ASSETS

Property
 Utility plant
     Electric                                 $      -      $   3,882,297 $       -        $  3,882,297
     Gas                                          1,782,440     1,154,543         -           2,936,983
     Common                                          -            260,268         -             260,268
     Construction work in progress                   -            112,184         -             112,184
     Nuclear fuel in process and in reactor          -             15,454         -              15,454
     Less - Accumulated depreciation and
                  amortization                     (429,476)   (1,729,576)        -          (2,159,052)

Gas exploration and production, at cost             510,568        -              -             510,568
     Less - Accumulated depletion                  (165,414)       -              -            (165,414)
                                                ------------  ------------  --------------   -----------
Total Property                                    1,698,118     3,695,170         -           5,393,288


Regulatory Assets
Base financial component(less accumulated
    amortization of $757,282)                        -          3,281,548         -           3,281,548
Rate moderation component                            -            402,213         -             402,213
Shoreham post-settlement costs                       -            991,795         -             991,795
Shoreham nuclear fuel                                -             69,113         -              69,113
Unamortized cost of issuing securities               -            194,151         -             194,151
Post-retirement benefits other than pensions         -            360,842         -             360,842
Regulatory tax asset                                 -          1,772,778         74,885 (1)  1,847,663
Other                                                -            199,879         -             199,879
                                                ------------  ------------  --------------   -----------
Total Regulatory Assets                              -          7,272,319         74,885      7,347,204

Nonutility Property and Other Investments           115,529        18,597         -             134,126

Current Assets
Cash and cash equivalents                            41,921       279,993         -             321,914
Special deposits                                     -             38,266         -              38,266
Accounts receivable-net                             157,227       491,277         -             648,504
Materials and supplies at average cost               12,089        55,789         -              67,878
Fuel oil at average cost                             -             53,941         -              53,941
Gas in storage at average cost                       91,813        73,562         -             165,375
Deferred tax asset                                   -            145,205         -             145,205
Prepayments and other current assets                 50,833         8,569         -              59,402
                                                ------------  ------------  --------------   -----------
Total Current Assets                                353,883     1,146,602         -           1,500,485

Deferred Charges                                    122,073        76,991        (74,885)(1)    124,179
                                                ------------  ------------  --------------   -----------
Total Assets                                  $   2,289,603 $  12,209,679 $       -        $ 14,499,282
                                                ============  ============  ==============   ===========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements


[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 1996
(In Thousands)

                                                 Brooklyn
                                                   Union         LILCO        PRO FORMA       PRO FORMA
                                                (As Reported) (As Reported) ADJUSTMENTS       COMBINED
                                                ------------- ------------- -----------       ---------
CAPITALIZATION  AND  LIABILITIES

Capitalization
Common stock                                  $      16,619 $     603,921 $      (619,072)(2)     1,468
Premium on common stock                             533,216     1,078,581         619,072 (2) 2,230,869
Retained earnings                                   355,973       840,867         -           1,196,840
                                                ------------  ------------  --------------   -----------
Total Common Shareholders' Equity                   905,808     2,523,369         -           3,429,177

Long-term debt                                      712,013     4,456,772         -           5,168,785

Preferred stock                                       6,600       702,164         -             708,764
                                                ------------  ------------  --------------   -----------
Total Capitalization                              1,624,421     7,682,305         -           9,306,726


Regulatory Liabilities
Regulatory liability component                       -            198,398         -             198,398
1989 Settlement credits                              -            127,442         -             127,442
Regulatory tax liability                             -            102,887         -             102,887
Other                                                -            146,852         -             146,852
                                                ------------  ------------  --------------   -----------
Total Regulatory Liabilities                         -            575,579         -             575,579

Current Liabilities
Current maturities of long-term debt                 -            251,000         -             251,000
Current redemption requirements of preferred stock   -              1,050         -               1,050
Accounts payable and accrued liabilities            143,561       289,141         -             432,702
LRPP payable                                         -             40,499         -              40,499
Accrued taxes                                        10,905        63,640         -              74,545
Accrued interest                                     37,244       160,615         -             197,859
Dividends payable                                    18,229        58,378         -              76,607
Class Settlement                                     -             55,833         -              55,833
Customer deposits                                    30,773        29,471         -              60,244
                                                ------------  ------------  --------------   -----------
Total Current Liabilities                           240,712       949,627         -           1,190,339

Deferred Credits
Deferred federal income tax                         282,041     2,442,606         -           2,724,647
Class Settlement                                     -             98,497         -              98,497
Other                                                63,580        32,105         -              95,685
                                                ------------  ------------  --------------   -----------
Total Deferred Credits                              345,621     2,573,208         -           2,918,829

Operating Reserves
Pension and other post-retirement benefits           -            381,996         -             381,996
Claims and damages                                   -             46,964         -              46,964
                                                ------------  ------------  --------------   -----------
Total Operating Reserves                             -            428,960         -             428,960

Commitments and Contingencies                        -             -              -              -
Minority Interest in Subsidiary Company              78,849        -              -              78,849
                                                ------------  ------------  --------------   -----------
Total Capitalization and Liabilities          $   2,289,603 $  12,209,679 $       -        $ 14,499,282
                                                ============  ============  ==============   ===========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements


[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the Year Ended December 31, 1996
(In Thousands, Except Per Share Amounts)

                                                  Brooklyn
                                                    Union         LILCO      PRO FORMA         PRO FORMA
                                                (As Reported) (As Reported) ADJUSTMENTS        COMBINED
                                                ------------- ------------- -----------        ----------
Revenues
Electric                                       $      -      $   2,466,435 $       -        $   2,466,435
Gas-utility sales                                  1,351,821       684,260         -            2,036,081
Gas production and other                              80,181        -              -               80,181
                                                 ------------  ------------  --------------   ------------
Total Revenues                                     1,432,002     3,150,695         -            4,582,697

Operating Expenses
Operations-fuel & purchased power                    610,053       963,251         -            1,573,304
Operations-other                                     375,257       381,076         -              756,333
Maintenance                                           53,720       118,135         -              171,855
Depreciation,depletion and amortization               79,610       153,925         -              233,535
Base financial component amortization                 -            100,971         -              100,971
Rate moderation component amortization                -            (24,232)        -              (24,232)
Regulatory liability component amortization           -            (88,573)        -              (88,573)
Other regulatory amortization                         -            127,288         -              127,288
Operating taxes                                      143,296       472,076         -              615,372
Federal income taxes                                  39,508       210,197         -              249,705
                                                 ------------  ------------  --------------   ------------
Total Operating Expenses                           1,301,444     2,414,114         -            3,715,558
                                                 ------------  ------------  --------------   ------------

Operating Income                                     130,558       736,581         -              867,139

Other Income and (Deductions)
Income from energy services investments               13,523        -              -               13,523
Gain on sale of investment in Canadian plant          16,160        -              -               16,160
Gain on sale of subsidiary stock                      35,437        -              -               35,437
Rate moderation component carrying charges            -             25,259         -               25,259
Class Settlement                                      -            (20,772)        -              (20,772)
Other income and deductions,net                       (1,188)       19,197         -               18,009
Allowance for other funds used during construction    -              2,888         -                2,888
Federal income tax credit-deferred and other         (19,861)          940         -              (18,921)
                                                 ------------  ------------  --------------   ------------
Total Other Income and (Deductions)                   44,071        27,512         -               71,583
                                                 ------------  ------------  --------------   ------------
Income Before Interest Charges                       174,629       764,093         -              938,722

Interest Charges
Interest on long-term debt                            46,803       384,198         -              431,001
Other interest                                         4,918        67,130         -               72,048
Allowance for borrowed funds used during
   construction                                       -             (3,699)        -               (3,699)
                                                 ------------  ------------  --------------   ------------
Total Interest Charges                                51,721       447,629         -              499,350

Net Income                                           122,908       316,464         -              439,372
Preferred Stock dividend requirements                    323        52,216         -               52,539
                                                 ------------  ------------  --------------   ------------
Earnings for Common Stock                      $     122,585 $     264,248 $       -        $     386,833
                                                 ============  ============  ==============   ============

Average Common Shares Outstanding                     49,365       120,361        (23,711)(2)     146,015
                                                 ============  ============  ==============   ============
Earnings per Common and Equivalent Shares      $        2.48 $        2.20 $       -        $        2.65
                                                 ============  ============  ==============   ============


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements


[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the Year Ended December 31, 1995
(In Thousands, Except Per Share Amounts)

                                                  Brooklyn
                                                    Union         LILCO      PRO FORMA         PRO FORMA
                                                (As Reported) (As Reported) ADJUSTMENTS        COMBINED
                                                ------------- ------------- -----------        ----------
Revenues
Electric                                       $      -      $   2,484,014 $       -        $   2,484,014
Gas-utility sales                                  1,152,331       591,114         -            1,743,445
Gas production and other                              63,953        -              -               63,953
                                                 ------------  ------------  --------------   ------------
Total Revenues                                     1,216,284     3,075,128         -            4,291,412

Operating Expenses
Operations-fuel & purchased power                    446,559       834,979         -            1,281,538
Operations-other                                     330,841       383,238         -              714,079
Maintenance                                           54,813       128,155         -              182,968
Depreciation,depletion and amortization               72,020       145,357         -              217,377
Base financial component amortization                 -            100,971         -              100,971
Rate moderation component amortization                -             21,933         -               21,933
Regulatory liability component amortization           -            (88,573)        -              (88,573)
Other regulatory amortization                         -            161,605         -              161,605
Operating taxes                                      134,718       447,507         -              582,225
Federal income taxes                                  41,989       208,338         -              250,327
                                                 ------------  ------------  --------------   ------------
Total Operating Expenses                           1,080,940     2,343,510         -            3,424,450
                                                 ------------  ------------  --------------   ------------

Operating Income                                     135,344       731,618         -              866,962

Other Income and (Deductions)
Income from energy services investments                9,458        -                      -                9,458
Rate moderation component carrying charge             -             25,274         -               25,274
Class Settlement                                      -            (21,669)        -              (21,669)
Other income and deductions,net                          151        34,400         -               34,551
Allowance for other funds used during construction    -              2,898         -                2,898
Federal income tax credit-deferred and other             (51)        2,800         -                2,749
                                                 ------------  ------------  --------------   ------------
Total Other Income and (Deductions)                    9,558        43,703         -               53,261
                                                 ------------  ------------  --------------   ------------
Income Before Interest Charges                       144,902       775,321         -              920,223

Interest Charges
Interest on long-term debt                            47,939       412,512         -              460,451
Other interest                                         5,128        63,461         -               68,589
Allowance for borrowed funds used during
   construction                                       -             (3,938)        -               (3,938)
                                                 ------------  ------------  --------------   ------------
Total Interest Charges                                53,067       472,035         -              525,102

Net Income                                            91,835       303,286         -              395,121
Preferred stock dividend requirements                    337        52,620         -               52,957
                                                 ------------  ------------  --------------   ------------
Earnings for Common Stock                      $      91,498 $     250,666 $       -        $     342,164
                                                 ============  ============  ==============   ============

Average Common Shares Outstanding                     48,211       119,195        (23,481)(2)     143,925
                                                 ============  ============  ==============   ============
Earnings per Common and Equivalent Shares       $       1.90 $        2.10 $       -        $        2.38
                                                 ============  ============  ==============   ============


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the Year Ended December 31, 1994
(In Thousands, Except Per Share Amounts)

                                                  Brooklyn
                                                    Union         LILCO      PRO FORMA         PRO FORMA
                                                (As Reported) (As Reported) ADJUSTMENTS        COMBINED
                                                ------------- ------------- -----------        ---------
Revenues
Electric                                       $      -      $   2,481,637 $       -        $   2,481,637
Gas-utility sales                                  1,279,638       585,670         -            1,865,308
Gas production and other                              58,992        -              -               58,992
                                                 ------------  ------------  --------------   ------------
Total Revenues                                     1,338,630     3,067,307         -            4,405,937

Operating Expenses
Operations-fuel & purchased power                    560,657       847,986         -            1,408,643
Operations-other                                     330,394       406,014         -              736,408
Maintenance                                           54,340       134,640         -              188,980
Depreciation,depletion and amortization               69,611       130,664         -              200,275
Base financial component amortization                 -            100,971         -              100,971
Rate moderation component amortization                -            197,656         -              197,656
Regulatory liability component amortization           -            (88,573)        -              (88,573)
Other regulatory amortization                         -              4,328         -                4,328
Operating taxes                                      150,743       406,895         -              557,638
Federal income taxes                                  40,556       181,781         -              222,337
                                                 ------------  ------------  --------------   ------------
Total Operating Expenses                           1,206,301     2,322,362         -            3,528,663
                                                 ------------  ------------  --------------   ------------

Operating Income                                     132,329       744,945         -              877,274

Other Income and (Deductions)
Income from energy services investments                5,689        -              -                5,689
Rate moderation component carrying charges            -             32,321         -               32,321
Class Settlement                                      -            (22,730)        -              (22,730)
Other income and deductions,net                          700        35,343         -               36,043
Allowance for other funds used during construction    -              2,716         -                2,716
Federal income tax credit-deferred and other            (142)        5,069         -                4,927
                                                 ------------  ------------  --------------   ------------
Total Other Income and (Deductions)                    6,247        52,719         -               58,966
                                                 ------------  ------------  --------------   ------------
Income Before Interest Charges                       138,576       797,664         -              936,240

Interest Charges
Interest on long-term debt                            46,900       437,751         -              484,651
Other interest                                         4,292        62,345         -               66,637
Allowance for borrowed funds used during
   construction                                       -             (4,284)        -               (4,284)
                                                 ------------  ------------  --------------   ------------
Total Interest Charges                                51,192       495,812         -              547,004

Net Income                                            87,384       301,852         -              389,236
Preferred stock dividend requirements                    351        53,020         -               53,371
                                                 ------------  ------------  --------------   ------------
Earnings for Common Stock                      $      87,033 $     248,832 $       -        $     335,865
                                                 ============  ============  ==============   ============

Average Common Shares Outstanding                     46,980       115,880         (22,828)(2)    140,032
                                                 ============  ============  ==============   ============
Earnings per Common and Equivalent Shares      $        1.85 $        2.15 $       -        $        2.40
                                                 ============  ============  ==============   ============


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements


[BUG/LILCO] HOLDING CORP.
 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 1996
(In Thousands)


                                        Brooklyn
                                          Union              LILCO         PRO FORMA     PRO FORMA
                                  (December 31, 1996) (December 31, 1996) ADJUSTMENTS    COMBINED
                                  ------------------- ------------------- -----------    ----------
ASSETS

Property
 Utility plant
     Electric                     $         -        $       3,882,297 $      -      $  3,882,297
     Gas                                 1,786,688           1,154,543        -         2,941,231
     Common                                 -                  260,268        -           260,268
     Construction work in progress          -                  112,184        -           112,184
     Nuclear fuel in process and in reactor -                   15,454        -            15,454
     Less - Accumulated depreciation and
                  amortization            (428,445)         (1,729,576)       -        (2,158,021)

Gas exploration and production, at cost    538,551              -             -           538,551
     Less - Accumulated depletion         (176,814)             -             -          (176,814)
                                  -----------------    ----------------  -----------   -----------
Total Property                           1,719,980           3,695,170        -         5,415,150


Regulatory Assets
Base financial component(less accumulated
    amortization of $757,282)               -                3,281,548        -         3,281,548
Rate moderation component                   -                  402,213        -           402,213
Shoreham post-settlement costs              -                  991,795        -           991,795
Shoreham nuclear fuel                       -                   69,113        -            69,113
Unamortized cost of issuing securities      -                  194,151        -           194,151
Post-retirement benefits other than
 pensions                                   -                  360,842        -           360,842
Regulatory tax asset                        -                1,772,778       75,316 (1) 1,848,094
Other                                       -                  199,879        -           199,879
                                    -----------------  ----------------  -----------   -----------
Total Regulatory Assets                     -                7,272,319       75,316     7,347,635

Nonutility Property and Other Investments  113,183              18,597        -           131,780

Current Assets
Cash and cash equivalents                   44,485             279,993        -           324,478
Special deposits                            -                   38,266        -            38,266
Accounts receivable-net                    317,325             491,277        -           808,602
Materials and supplies at average cost      12,691              55,789        -            68,480
Fuel oil at average cost                    -                   53,941        -            53,941
Gas in storage at average cost              81,658              73,562        -           155,220
Deferred tax asset                          -                  145,205        -           145,205
Prepayments and other current assets        50,635               8,569        -            59,204
                                  -----------------    ----------------  -----------   -----------
Total Current Assets                       506,794           1,146,602        -         1,653,396

Deferred Charges                           120,230              76,991      (75,316)(1)   121,905
                                  -----------------    ----------------  -----------   -----------
Total Assets                    $        2,460,187   $      12,209,679 $      -      $ 14,669,866
                                  =================    ================  ===========   ===========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

[BUG/LILCO] HOLDING CORP.
 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 31, 1996
(In Thousands)

                                        Brooklyn
                                          Union             LILCO         PRO FORMA     PRO FORMA
                                 (December 31, 1996) (December 31, 1996) ADJUSTMENTS    COMBINED
                                 ------------------- ------------------- ------------   ----------
CAPITALIZATION  AND  LIABILITIES

Capitalization
Common stock                      $           16,647 $         603,921 $   (619,098)(2)     1,470
Premium on common stock                      538,260         1,078,581      619,098 (2) 2,235,939
Retained earnings                            382,430           840,867        -         1,223,297
                                    -----------------  ----------------  -----------   -----------
Total Common Shareholders' Equity            937,337         2,523,369        -         3,460,706

Long-term debt                               712,031         4,456,772        -         5,168,803

Preferred stock                                6,600           702,164        -           708,764
                                    -----------------  ----------------  -----------   -----------
Total Capitalization                       1,655,968         7,682,305        -         9,338,273


Regulatory Liabilities
Regulatory liability component                -                198,398        -           198,398
1989 Settlement credits                       -                127,442        -           127,442
Regulatory tax liability                      -                102,887        -           102,887
Other                                         -                146,852        -           146,852
                                    -----------------  ----------------  -----------   -----------
Total Regulatory Liabilities                  -                575,579        -           575,579

Current Liabilities
Current maturities of long-term debt          -                251,000        -           251,000
Current redemption requirements of
 preferred stock                              -                  1,050        -             1,050
Accounts payable and accrued liabilities     179,857           289,141        -           468,998
Commercial paper                              28,000            -             -            28,000
LRPP payable                                  -                 40,499        -            40,499
Accrued taxes                                 42,456            63,640        -           106,096
Accrued interest                              32,547           160,615        -           193,162
Dividends payable                             18,924            58,378        -            77,302
Class Settlement                              -                 55,833        -            55,833
Customer deposits                             49,692            29,471        -            79,163
                                    -----------------  ----------------  -----------   -----------
Total Current Liabilities                    351,476           949,627        -         1,301,103

Deferred Credits
Deferred federal income tax                  286,818         2,442,606        -         2,729,424
Class Settlement                              -                 98,497        -            98,497
Other                                         85,493            32,105        -           117,598
                                    -----------------  ----------------  -----------   -----------
Total Deferred Credits                       372,311         2,573,208        -         2,945,519

Operating Reserves
Pension and other post-retirement benefits    -                381,996        -           381,996
Claims and damages                            -                 46,964        -            46,964
                                    -----------------  ----------------  -----------   -----------
Total Operating Reserves                      -                428,960        -           428,960

Commitments and Contingencies                 -                 -             -            -
Minority Interest in Subsidiary Company       80,432            -             -            80,432
                                    -----------------  ----------------  -----------   -----------
Total Capitalization and Liabilities  $    2,460,187  $     12,209,679 $      -      $ 14,669,866
                                    =================  ================  ===========   ===========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the Quarter  Ended December 31, 1996
(In Thousands, Except Per Share Amounts)


                                               Brooklyn                   PRO FORMA        PRO FORMA
                                                 Union         LILCO      ADJUSTMENTS       COMBINED
                                             ------------- ------------- -----------       ----------
Revenues
Electric                                    $      -      $     550,046 $       -        $     550,046
Gas-utility sales                                 405,482       192,058         -              597,540
Gas production and other                           41,244        -              -               41,244
                                              ------------  ------------  --------------   ------------
Total Revenues                                    446,726       742,104         -            1,188,830

Operating Expenses
Operations-fuel & purchased power                 197,536       245,786         -              443,322
Operations-other                                   88,769        88,680         -              177,449
Maintenance                                        13,108        30,522         -               43,630
Depreciation,depletion and amortization            24,982        40,102         -               65,084
Base financial component amortization              -             25,243         -               25,243
Rate moderation component amortization             -              9,690         -                9,690
Regulatory liability component amortization        -            (19,840)        -              (19,840)
Other regulatory amortization                      -             (9,518)        -               (9,518)
Operating taxes                                    41,439       119,202         -              160,641
Federal income taxes                               23,434        42,544         -               65,978
                                              ------------  ------------  --------------   ------------
Total Operating Expenses                          389,268       572,411         -              961,679
                                              ------------  ------------  --------------   ------------

Operating Income                                   57,458       169,693         -              227,151

Other Income and (Deductions)
Income from energy services investments             2,290        -              -                2,290
Rate moderation component carrying charges         -              6,571         -                6,571
Class Settlement                                   -             (5,461)        -               (5,461)
Minority interest in earnings of subsidiary        (1,583)       -                              (1,583)
Other income and deductions,net                      (777)        2,719         -                1,942
Allowance for other funds used during
 construction                                      -                754         -                  754
Federal income tax credit-deferred and other         (883)         (268)        -               (1,151)
                                              ------------  ------------  --------------   ------------
Total Other Income and (Deductions)                  (953)        4,315         -                3,362
                                              ------------  ------------  --------------   ------------
Income Before Interest Charges                     56,505       174,008         -              230,513

Interest Charges
Interest on long-term debt                         10,545        93,024         -              103,569
Other interest                                      1,159        17,760         -               18,919
Allowance for borrowed funds used during
   construction                                    -               (940)        -                 (940)
                                              ------------  ------------  --------------   ------------
Total Interest Charges                             11,704       109,844         -              121,548

Net Income                                         44,801        64,164         -              108,965
Preferred stock dividend requirements                  79        13,023         -               13,102
                                              ------------  ------------  --------------   ------------
Earnings for Common Stock                   $      44,722 $      51,141 $       -        $      95,863
                                              ============  ============  ==============   ============

Average Common Shares Outstanding                  49,942       120,784         (23,795)(2)    146,931
                                              ============  ============  ==============   ============
Earnings per Common and Equivalent Shares   $        0.90 $        0.43 $       -        $        0.65
                                              ============  ============  ==============   ============

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

[BUG/LILCO] HOLDING CORP.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the Quarter  Ended December 31, 1995
(In Thousands, Except Per Share Amounts)


                                               Brooklyn                   PRO FORMA        PRO FORMA
                                                 Union         LILCO      ADJUSTMENTS        COMBINED
                                             ------------- ------------- -----------       ---------
Revenues
Electric                                    $      -      $     561,500 $       -        $     561,500
Gas-utility sales                                 372,551       192,822         -              565,373
Gas production and other                           25,532        -              -               25,532
                                              ------------  ------------  --------------   ------------
Total Revenues                                    398,083       754,322         -            1,152,405

Operating Expenses
Operations-fuel & purchased power                 160,303       224,743         -              385,046
Operations-other                                   87,691       101,970         -              189,661
Maintenance                                        13,611        32,355         -               45,966
Depreciation,depletion and amortization            18,081        36,956         -               55,037
Base financial component amortization              -             25,243         -               25,243
Rate moderation component amortization             -              4,564         -                4,564
Regulatory liability component amortization        -            (19,840)        -              (19,840)
Other regulatory amortization                      -             24,316         -               24,316
Operating taxes                                    38,722       111,490         -              150,212
Federal income taxes                               22,275        44,589         -               66,864
                                              ------------  ------------  --------------   ------------
Total Operating Expenses                          340,683       586,386         -              927,069
                                              ------------  ------------  --------------   ------------

Operating Income                                   57,400       167,936         -              225,336

Other Income and (Deductions)
Income from energy services investments             1,707        -              -                1,707
Rate moderation component carrying charges         -              5,813         -                5,813
Class Settlement                                   -             (5,303)        -               (5,303)
Other income and deductions,net                       214         8,315         -                8,529
Allowance for other funds used during
 construction                                      -                752         -                  752
Federal income tax credit-deferred and other         (577)          993         -                  416
                                              ------------  ------------  --------------   ------------
Total Other Income and (Deductions)                 1,344        10,570         -               11,914
                                              ------------  ------------  --------------   ------------
Income Before Interest Charges                     58,744       178,506         -              237,250

Interest Charges
Interest on long-term debt                         12,922       102,803         -              115,725
Other interest                                      1,115        16,316         -               17,431
Allowance for borrowed funds used during
   construction                                    -               (987)        -                 (987)
                                              ------------  ------------  --------------   ------------
Total Interest Charges                             14,037       118,132         -              132,169

Net Income                                         44,707        60,374         -              105,081
Preferred stock dividend requirements                  83        13,124         -               13,207
                                              ------------  ------------  --------------   ------------
Earnings for Common Stock                   $      44,624 $      47,250 $       -        $      91,874
                                              ============  ============  ==============   ============

Average Common Shares Outstanding                  48,947       119,655         (23,572)(2)    145,030
                                              ============  ============  ==============   ============
Earnings per Common and Equivalent Shares   $        0.91 $        0.39 $       -        $        0.63
                                              ============  ============  ==============   ============


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements


NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
STATEMENTS

1. The unaudited pro forma combined condensed balance sheets as of December 31, 1996 on pages 55 and 56 and pages 60 and 61 reflect the reclassification of Brooklyn Union regulatory tax assets from deferred charges to regulatory assets. All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma combined condensed financial statements.

2. The unaudited pro forma combined condensed financial information reflects the conversion of each share of LILCO Common Stock outstanding into 0.803 of a share of the new holding company's Common Stock and the exchange of each share of Brooklyn Union Common Stock outstanding for one share of the new holding company's Common Stock, as provided in the Agreement and Plan of Exchange. The unaudited pro forma combined condensed financial information is presented as if the companies were combined during all periods included therein.

3. The allocation between Brooklyn Union and LILCO and their customers of the estimated cost savings resulting from the Binding Share Exchanges, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. Transaction costs (including fees for financial advisors, attorneys, accountants, consultants, filings and printing) are not currently estimated. None of the estimated cost savings, the costs to achieve such savings, or transaction costs, have been reflected in the unaudited pro forma combined condensed financial statements.

4. Intercompany transactions between Brooklyn Union and LILCO during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

5. Brooklyn Union earnings for the fiscal year ended September 30, 1996 include non-recurring income aggregating approximately $33.5 million, net of taxes, or $0.68 per share, relating to a gain on the initial public offering of a subsidiary's stock and the sale of an investment in a Canadian gas processing plant. This income was partially offset by a $7.8 million charge, net of taxes, or $0.16 per share, relating to reorganization expenses incurred by the aforementioned subsidiary.

6. The unaudited pro forma combined condensed balance sheet as of December 31, 1996 on pages 60 and 61 and the unaudited pro forma combined condensed statements of income for the quarters ended December 31, 1996 and 1995 on pages 62 and 63 reflect (i) unaudited financial information of Brooklyn Union as reported in its Form 10-Q for the period ended December 31, 1996 and

    (ii) the balance sheet of LILCO as reported in its Form 10-K for the period ended December 31, 1996 and its unaudited financial information for the three months ended December 31, 1996 and 1995 as reported herein.